Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

HD SUPPLY, INC.,

HD SUPPLY HOLDINGS, LLC,

HD SUPPLY GP & MANAGEMENT, INC.,

HD SUPPLY POWER SOLUTIONS GROUP, INC.,

and

BRAFASCO HOLDINGS II, INC.,

as Sellers,

and

ANIXTER INC.

as Buyer

Dated as of July 15, 2015

i

Section 10.14	Preparation of Agreement	91

EXHIBITS

Exhibit 2.8(a)(iii)	Form of Transition Services Agreement
Exhibit 2.8(a)(iv)(A)	Form of Assignment Agreement and Bill of Sale
Exhibit 2.8(a)(iv)(B)	Form of General Conveyance and Assumption of Liabilities Agreement
Exhibit 5.21	Forms of Lease Agreement, Sublease Agreement and License Agreement

v

PURCHASE AGREEMENT

This Purchase Agreement, dated as of July 15, 2015 (this “Agreement”), is by and among HD SUPPLY, INC., a Delaware corporation (“HD Supply”), HD SUPPLY HOLDINGS, LLC, a Florida limited liability company (“Holdings”), HD SUPPLY GP & MANAGEMENT, INC., a Delaware corporation (“HDS GP”), HD SUPPLY POWER SOLUTIONS GROUP, INC. a Delaware corporation (“HDS PS Group”), BRAFASCO HOLDINGS II, INC., a Delaware corporation (“Brafasco,” and collectively with HD Supply, Holdings, HDS GP and HDS PS Group, “Sellers,” and each, individually, a “Seller”), and ANIXTER INC., a Delaware corporation (“Buyer”). Sellers and Buyer are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, Sellers and certain of their Affiliates are engaged in, among other things, the Business;

WHEREAS, (i) HDS GP, HDS PS Group and Holdings own all of the issued and outstanding equity interests (the “HDS PS Equity Interests”) of HD Supply Power Solutions, Ltd., a Florida limited partnership (“HDS PS”), (ii) Brafasco owns all of the issued and outstanding equity interests (the “HDS Power Solutions Equity Interests”) of HDS Power Solutions, Inc., a Michigan corporation (“HDS Power Solutions”), and (iii) HD Supply owns all of the issued and outstanding equity interests (the “Pro Canadian Equity Interests” and collectively with the HDS PS Equity Interests and HDS Power Solutions Equity Interests, the “Purchased Company Equity Interests”) of Pro Canadian Holdings I, ULC, a Nova Scotia unlimited liability company (“Pro Canadian” and collectively with HDS PS and HDS Power Solutions, the “Purchased Companies,” and each, individually, a “Purchased Company”);

WHEREAS, Sellers and certain Affiliates of Sellers own the Purchased Assets (as defined herein);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which (a) Sellers will sell to Buyer, and Buyer will purchase from Sellers, the Purchased Company Equity Interests and (b) Sellers will, and will cause certain of their Affiliates to, sell to Buyer, and Buyer will purchase from such Affiliates of Seller, the Purchased Assets, in each case, on the terms and subject to the conditions set forth herein (the “Transaction”); and

WHEREAS, simultaneously with the Closing under this Agreement, Sellers, Buyer and certain of their respective Affiliates desire to enter into certain other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Action” means any Proceeding, claim, cause of action, audit, review, inquiry, assessment, hearing, complaint, demand, examination, or (to the Knowledge of Sellers) investigation.

“Adjustment Amount” means (a) the Closing Working Capital minus (b) the Target Working Capital; provided, that if the Closing Working Capital is finally determined to be equal to an amount that is not less than the Lower Working Capital Collar Amount and is also not greater than the Upper Working Capital Collar Amount, then the Adjustment Amount will be zero.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, no Seller shall be deemed an Affiliate of Buyer, nor, as of and after the Closing, of the Business or the Purchased Companies or any Subsidiary of a Purchased Company.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity- or equity-based, incentive, deferred compensation, severance, termination or other benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by any Seller, any Subsidiary of any Seller or any of their respective ERISA Affiliates for the benefit of any Current Business Employee.

“Business” means the power solutions business as conducted by the Sellers and certain of their Affiliates as of the Closing Date, which includes the business of (i) distributing electrical transmission and distribution products, power plant MRO products, smart-grid products, automation metering and services, electrical wire and cable products, electrical products and general industrial MRO products including conductors such as wire and cable, transformers, overhead transmission and distribution hardware, switches, protective devices and underground distribution, connectors used in the construction or maintenance and repair of electricity transmission and substation distribution infrastructure, and electrical wire and cable, switchgear, controls, lighting, conduit, strut and raceway used in non-residential and residential construction, and (ii) arranging materials management and procurement outsourcing, in the case of each of (i) and (ii) above, serving the following markets: (A) utilities; (B) electrical contractors; (C) electrical and industrial OEM; and (D) oil & gas. Notwithstanding the foregoing, for purposes of Section 5.13, the word “includes” in the definition of “Business” shall not mean “including without limitation”.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in Atlanta, Georgia or Chicago, Illinois.

“Business Employee” means each Current Business Employee and each Former Business Employee.

“Business Information Technology” means any Information Technology primarily used in or held for use in the operation of the Business.

“Business Intellectual Property” means any Intellectual Property primarily used in or held for use in the operation of the Business. In no event will “Business Intellectual Property” include any of the HD Supply Marks or any of the Retained Marks.

“Buyer Disclosure Schedules” means those certain Buyer Disclosure Schedules dated as of the date of this Agreement, provided by Buyer to Sellers.

“Capital Lease Obligations” means, with respect to any Person, for any applicable period, the obligations of such Person that are permitted or required to be classified and accounted for as capital obligations under GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP.

“Cash Amounts” means, of any Person, and as at the time being measured, all cash and cash equivalents, bank deposits, deposits in transit, investment accounts, lockboxes, certificates of deposit, bank accounts, marketable securities and liquid short-term investments determined in accordance with GAAP, expressed in U.S. Dollars less the aggregate amount to be paid under all outstanding checks written or outstanding wires initiated from any account of such Person; provided, however, that with respect to any of the foregoing that are denominated in a currency other than U.S. Dollars, such items should be calculated, consistent with past practice, based on the relevant currency exchange rate in effect at the close of business in Chicago, Illinois on such date on www.xe.com.

“Closing Cash Amounts” means an amount equal to the Cash Amounts of the Purchased Companies and the Subsidiaries of the Purchased Companies as of the close of business on the Closing Date.

“Closing Funded Debt” means an amount equal to the Funded Debt of the Purchased Companies and the Subsidiaries of the Purchased Companies as of the close of business on the Closing Date.

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Closing Cash Amounts, plus (c) the Estimated Adjustment Amount (which may be a positive number, a negative number or zero), minus (d) the Estimated Closing Funded Debt.

“Closing Working Capital” means the Working Capital as of immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor agreement, union agreement, works council agreement, or similar Contract with any labor organization, union, works council, or similar employee representative body.

“Commissioner” means the Commissioner of Competition appointed pursuant to subsection 7(1) of the Competition Act or his designee.

“Competition Act” means the Canadian Competition Act, R.S.C. 1985, c. C 34.

“Competition Act Approval” means that the Parties have filed pre-merger notifications under Part IX of the Competition Act and one or more of the following has occurred:

(i) an advance ruling certificate pursuant to section 102 of the Competition Act shall have been issued by the Commissioner in respect of the transactions contemplated by this Agreement; or

(ii)(A) the applicable waiting period under subsection 123(1) of the Competition Act shall have expired or been terminated under subsection 123(2) of the Competition Act, or the obligation to submit a notification under Part IX of the Competition Act shall have been waived pursuant to subsection 113(c) of the Competition Act; and (B) the Commissioner shall have confirmed in writing, that he does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement, on terms and conditions satisfactory to the Buyer, acting reasonably; or

(iii) in lieu of (i) or (ii) above, where Buyer in its sole discretion elects, the Parties shall have notified the Commissioner under section 114 of the Competition Act and the waiting period under section 123 of the Competition Act shall have expired and there shall be no threatened or actual application by the Commissioner for an order under section 92 or 100 of the Competition Act.

“Consolidated Group” means any affiliated, combined, consolidated, unitary, fiscal unity or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under foreign, state, provincial, municipal or local Law.

“Contract” means with respect to any Person, any contract, lease, license, commitment, mortgage, customer order, loan or credit agreement, note, indenture, agreement or other arrangement or obligation, in each case (whether oral (to the extent binding) or in writing) to which such Person is a party or subject or by which such Person or its assets are bound.

“Covered Losses” means losses, Liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), Taxes, penalties and expenses (including reasonable expenses of investigation and reasonable attorneys’ and accountants’ fees and disbursements and other reasonable out-of-pocket expenses incurred or payable in connection with any investigation, Action or Proceeding), incurred or suffered by an Indemnified Party as a result of any matter for which indemnity may be sought under Article VI or Article IX.

“Current Business Employee” means any Current Purchased Company Employee and any other employee of any Seller or any of its Affiliates who is actively and primarily employed in the Business or who is primarily dedicated to supporting the Business.

“Current International Business Employee” means each Current Business Employee primarily employed outside the United States.

“Current Purchased Company Employee” means any employee of a Purchased Company or any Subsidiary of a Purchased Company.

“Current U.S. Business Employee” means each Current Business Employee primarily employed in the United States.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to the environment, natural resources, pollution, the protection of human health or Hazardous Materials.

“Environmental Permits” means all Permits required under any applicable Environmental Law for the conduct of the Business and the operation of the Purchased Assets, the Purchased Companies or any Subsidiary of a Purchased Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer,” or otherwise aggregated with a Purchased Company or any Subsidiary of a Purchased Company under Section 414(b) or (c) of the Code (and, for purposes of Section 302 of ERISA and Section 412 of the Code, under Section 414(b), (c), (m) or (o) of the Code), or Section 4001 of ERISA.

“Final Determination” means a determination made by a Taxing Authority (including pursuant to a settlement) or court of competent jurisdiction where all rights to object to or appeal from the determination (including any right to obtain relief under a competent authority or similar process) have been exhausted or have expired.

“Former Business Employee” means each Former Purchased Company Employee and each former employee of any Seller or its Affiliates who, at the time his or her employment with such Seller and its Affiliates last terminated, was primarily employed in the Business or primarily dedicated to supporting the Business.

“Former International Business Employee” means each Former Business Employee who was primarily employed outside the United States.

“Former Purchased Company Employee” means each former employee of a Purchased Company or any Subsidiary of a Purchased Company.

“Former U.S. Business Employee” means each Former Business Employee who was primarily employed in the United States.

“Funded Debt” means, of any Person and as of any time, the aggregate amount of the following, without duplication: (a) the outstanding amount of any indebtedness for borrowed money (other than trade payables arising in the ordinary course of business), including all principal, accrued but unpaid interest, penalties, expenses, overdrafts, fees and premiums (including any applicable prepayment premiums and penalties and other breakage costs) thereon; (b) all other obligations evidenced by bonds (excluding performance and bid bonds unless, and solely to the extent, drawn or under which a claim to draw has been made), debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon; (c) all Capital Lease Obligations of such Person; (d) all outstanding indebtedness for the deferred purchase price for property and services (other than trade payables arising in the ordinary course of business); (e) all obligations under letters of credit and guarantees, in each case solely to the extent drawn or under which a claim to draw has been made, in each case of such Person as of such time; (f) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (g) all obligations of such Person under any interest rate, currency swap, other derivative or hedging transactions (valued at the termination value thereof) and (h) all obligations of such Person in respect of off-balance sheet arrangements that are in the nature of financings.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any national, state, provincial, municipal, local, supranational or foreign government or any court of competent jurisdiction, administrative agency, board, bureau, arbitrator or arbitral body or commission or other national, state, provincial, municipal, local, supranational or foreign governmental authority or instrumentality entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Hazardous Material” means any substance, material and waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning or any other substance, material or waste that could give rise to Liability under any Environmental Law, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas.

“HD Supply Credit Facilities” means all loan or credit agreements of HD Supply or its Affiliates under which any Purchased Company or any Subsidiary of a Purchased Company has guaranteed any Indebtedness or pursuant to which there are any Liens on any of the assets of any Purchased Company, any Subsidiary of the Purchased Companies or the Purchased Assets to secure payment of such Indebtedness.

“HD Supply Marks” means, collectively, the name “HD,” “HDS,” “HD Supply,” “Hughes,” “Hughes Supply,” and all derivations thereof, including “HD Supply Power Solutions.”

“HDS Group” means HD Supply Holdings, Inc. and each of its direct and indirect Subsidiaries.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person and as of any time, any of the following: (a) all Funded Debt of such Person, (b) all amounts drawn or outstanding under letters of credit or performance bonds issued for the account of such Person, and (c) all amounts drawn or outstanding under guarantees and keepwell arrangements or similar assurances issued by such Person to a creditor against a loss with respect to the obligations described in causes (a) and (b) above, in each case as of such time.

“Information Technology” means any electronic computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware), information systems (including software) and telecommunications systems (including all hardware (phones, gateways, switches), satellite equipment and video teleconferencing).

“Intellectual Property” means all intellectual property and intellectual property rights throughout the world, including all U.S. and foreign (a) Patents, (b) Marks, (c) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and registrations and applications for registration thereof, (d) Software, (e) intellectual property rights arising from or in respect of Know-How, (f) rights of publicity and (g) all applications and registrations for any of the foregoing.

“International Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by any of the Purchased Companies or any Subsidiary of a Purchased Company primarily for the benefit of International Business Employees, other than benefit plans established pursuant to statute.

“International Business Employee” means each Current International Business Employee and each Former International Business Employee.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. and all implementing rules and regulations.

“ITA” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement), as amended.

“Judgment” means any judgment, injunction, order, decree, decisions, awards or other determinations of any Governmental Entity.

“Know-How” means inventions, ideas, processes, methods, designs, formulae, models, methodology, technical information, databases, trade secrets, source code, know-how, drawings, blueprints, designs, quality assurance and control procedures, design tools, simulation capability, manuals and technical information provided to employees, customers, suppliers, agents or licensees, records, books, documentation, specifications or other embodiments of the foregoing.

“Knowledge” means the actual or constructive knowledge, after due inquiry, with respect to any Seller, of any Person listed in Section 1.1(a) of the Seller Disclosure Schedules.

“Law” means any national, state, provincial, municipal, local, supranational or foreign law, statute, code, order, ordinance, rule, regulation or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, lease, sublease, covenant, right of way, claim, encroachment, restriction or encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws.

“Lower Working Capital Collar Amount” means $336,600,000.

“Marks” means any trademark, service mark, trade dress, trade name, business name, brand name, slogan, logo, Internet domain name, social media address or handle, or other indicia of origin, whether or not registered, including all common law rights therein, and registrations and applications for registrations thereof, all reissues, extensions and renewals of any of the foregoing, and all goodwill connected with the use of and symbolized by any of the foregoing.

“Material Adverse Effect” means any fact, circumstance, event, violation, development, change or effect that, individually or with any other facts, circumstances, events, violations, developments, changes or effects (i) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), results of operations, operations, assets, properties or Liabilities (including Retained Liabilities) of, the Purchased Assets, the Business or the Purchased Companies and their Subsidiaries (taken as a whole) or (ii) would prevent or materially delay, or would reasonably be expected to prevent or materially delay, the Sellers from consummating the Closing or otherwise prevent or materially delay the

Sellers from performing their obligations under this Agreement or under any of the other agreements to be entered into in connection with this Agreement; provided, however, that no such fact, circumstance, event, violation, development, change or effect resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (a) the general conditions in the industries in which the Business operates; (b) general financial or capital or credit market conditions or trends (including interest rates); (c) changes in global or national political conditions; (d) any natural disaster or act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (e) the identity of Buyer or the announcement of the transactions contemplated by this Agreement; (f) the execution of, compliance with the terms of, or the taking of any action required, or the failure to take any action prohibited, by this Agreement or the taking of any action requested by Buyer; (g) any change or proposed change in GAAP or other accounting requirements or principles or any change or proposed change in applicable Laws or the interpretation thereof that, in any such case, take effect after the date of this Agreement; or (h) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, however, that any underlying cause for such failure shall not be excluded by this clause (h)); provided, that any adverse facts, circumstances, events, violations, developments, effects or changes resulting from the matters described in the foregoing clauses (a), (b), (c) or (d) may be taken into account in determining whether there has been a Material Adverse Effect, but only to the extent that they have a disproportionate effect on the Purchased Assets, the Business or the Purchased Companies and their Subsidiaries in the aggregate relative to similarly situated businesses in the industries in which the Business operates.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“Owned Business Intellectual Property” means all Business Intellectual Property that is owned by a Seller, any Affiliate of a Seller, including any Purchased Company or any Subsidiary of a Purchased Company.

“Patents” means all rights with respect to patents, statutory invention registrations, utility models, registered design rights and applications for any of the foregoing (including provisional applications), and all equivalents and counterparts of any of the foregoing throughout the world, however denominated, and including all reissues, renewals, divisions, continuations, continuations-in-part, extensions and reexaminations thereof.

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Entity.

“Permitted Liens” means the following Liens: (a) statutory Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being diligently contested in good faith by appropriate Proceedings, and for which an adequate reserve has been established and reflected in the Business Financial Statements in accordance with GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice or in the ordinary course of business that are not yet due or payable or that are being contested in good faith and by appropriate Proceedings, and for which an adequate reserve has been established and reflected in the Business Financial Statements; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security and (d) with respect to real property, (i) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions to the extent not violated by the current use; and (ii) all matters of record that affect any Owned Real Property as of the date of this Agreement; and (iii) Liens not created by any Seller or any Subsidiary or Affiliate of any Seller that affect the underlying fee interest of any leased real property, including deeds of trust, deeds to secure debt, mortgages, master leases or ground leases and any set of facts that an accurate up-to-date survey would show; provided, however, that (with respect to this clause (d) only) any such item does not materially interfere with the ordinary conduct of the Business or materially impair the continued use and operation of such real property for the purpose for which it is used as of the Closing Date.

“Person” means any individual, firm, corporation, partnership, limited liability company, unlimited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Period” means any taxable period beginning after the Closing Date (or, in the case of taxable periods of Pro Canadian and its Subsidiary for Canadian Tax purposes, on or after the Closing), and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date (or, in the case of taxable periods of Pro Canadian and its Subsidiary for Canadian Tax purposes, the Closing) and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Proceeding” means any judicial, administrative or arbitral actions, litigation, arbitration, suits or proceedings by or before any Governmental Entity.

“Property Taxes” means real, personal and intangible ad valorem property Taxes and other similar Taxes imposed on a periodic basis.

“Purchased Company Benefit Plan” means any Benefit Plan solely sponsored, maintained or contributed to by any Purchased Company or any Subsidiary of a Purchased Company.

“Purchased Company Employee” means each Current Purchased Company Employee and each Former Purchased Company Employee.

“Real Property” means, collectively, the Owned Real Property and the Transferred Leased Property.

“Regulatory Approvals” means all Approvals from Governmental Entities that are required under applicable Law (including pursuant to any Antitrust Law) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement, including the Competition Act Approval.

“Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor or representative of such Person.

“Restrictive Covenant” means any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Sellers to Buyer.

“Senior First Priority Notes Indenture” means the indenture, as amended and supplemented, pursuant to which HD Supply issued its 5.25% senior secured first priority notes due 2021.

“Senior Second Priority Notes Indenture” means the indenture, as amended and supplemented, pursuant to which HD Supply issued its 11% senior secured second priority notes due 2020.

“Software” means any rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Straddle Period” means any taxable period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools, Information Technology and all other tangible personal property, it being understood that Tangible Personal Property shall not include any Intellectual Property.

“Target Working Capital” means $340,000,000.

“Tax” means (i) any tax of any kind, including any federal, state, local, provincial or foreign income, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, escheat, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, or occupation tax and any other assessment, fee, levy, duty, custom, tariff, import, obligation or governmental charge, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any and all liability for the payment of any items described in clause (i) above arising as a result of being (or ceasing to be) a member of a Consolidated Group or being included in any Tax Return related to a Consolidated Group, and (iii) any and all liability for the payment of any amounts as a result of any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Tax Claim” means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article VI.

“Tax Indemnification Event” means a Final Determination having been made regarding a liability for Taxes.

“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or other document filed with or required to be filed with any Taxing Authority relating to Taxes, including any amendment thereof or supplement or attachment thereto.

“Taxing Authority” means any Governmental Entity (and any subdivision, agency or authority thereof) responsible for the administration, collection or imposition of any Tax.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Assignment Agreement and Bill of Sale, the General Conveyance and Assumption of Liabilities Agreement and each license agreement, lease agreement and sublease agreement entered into as contemplated by Section 5.21.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“U.S. Business Employee” means each Current U.S. Business Employee and each Former U.S. Business Employee.

“Upper Working Capital Collar Amount” means $343,400,000.

“Working Capital” means the net working capital of the Business as of such time, calculated by subtracting (a) the sum of the amounts as of such time for the current Liability line items and the general ledger accounts shown on the Sample Closing Statement for the Business, from (b) the sum of the amounts as of such time for the current asset line items and general ledger accounts shown on the Sample Closing Statement for the Business, in each case determined in accordance with the Transaction Accounting Principles; provided, however, that in no event shall Working Capital include any amount included within the definition of Cash Amounts or Funded Debt and all such amounts shall be adjusted, if necessary, to exclude all amounts to the extent they are Excluded Assets or Retained Liabilities.

Section 1.2 Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section
Agreement	Preamble
Allocation	2.10
Anti-Corruption Laws	3.23
Antitrust Laws	3.4
Approvals	2.11(a)
Assignment Agreement and Bill of Sale	2.8(a)(iv)
Assumed Liabilities	2.6
Balance Sheet Date	3.6(a)
Base Purchase Price	2.2
BoA	2.8(b)(v)
Brafasco	Preamble
Business Balance Sheet	3.6(a)
Business Financial Statements	3.6(a)
Business Permits	3.12(b)
Buyer	Preamble
Buyer Fundamental Representations	9.1(b)
Buyer Indemnified Parties	9.2(a)
Buyer Material Adverse Effect	4.1
Buyer Portion of the Shared Contract Liabilities	2.11(c)
Buyer Savings Plan	5.7(c)
Buyer’s Allocation	2.10
Buyer’s Plans	5.7(b)
Cap	9.2(b)(ii)
Closing	2.3
Closing Date	2.3
Closing Statement	2.9(b)
Combined Tax Return	6.3(a)
Competing Business	5.13(b)(ii)
Confidential Business Information	5.3(b)
Confidentiality Agreement	5.3(a)
Covered Person	5.13(a)
Deductible	9.2(b)(i)
Dispute Notice	2.9(d)
Dispute Resolution Period	2.9(d)
Estimated Adjustment Amount	2.9(b)
Estimated Closing Cash Amounts	2.9(b)
Estimated Closing Funded Debt	2.9(b)
Estimated Closing Working Capital	2.9(b)
Excluded Assets	2.5
Excluded Business Taxes	6.1
Final Purchase Price	2.9(f)
Fundamental Representations	9.1(a)

Term	Section
GECC	2.8(b)(vi)
GECF	2.8(b)(vi)
General Conveyance and Assumption of Liabilities Agreement	2.8(a)(iv)
Guarantees	5.8(a)
HD Supply	Preamble
HD Supply Allocation Notice	2.10
HDS GP	Preamble
HDS Power Solutions	Recitals
HDS Power Solutions Equity Interests	Recitals
HDS PS	Recitals
HDS PS Equity Interests	Recitals
HDS PS Group	Preamble
Holdings	Preamble
Inactive Current Business Employees	5.7(h)
Incremental Lease Costs	5.17
Indemnified Party	9.4(a)
Indemnified Taxes	6.5(d)
Indemnifying Party	9.4(a)
Independent Accounting Firm	2.9(d)
Inventory	2.4(f)
Jacksonville Site	2.7(j)
K&S	10.13(a)
Licensed Field of Use	5.15(a)
Listed HD Insurance Policies	5.10(b)
Material Contracts	3.11(a)
Money Laundering Laws	3.24
Non-Transferred Assets	2.11(d)
OFAC	3.22
Outside Date	8.1(d)
Owned Real Property	2.4(b)
Parties.	Preamble
Party	Preamble
Per-Claim Threshold	9.2(b)(i)
Post-Closing Statement	2.9(c)
Pre-Closing Claims	5.10(b)
Pre-Closing Restructuring	5.12
Pre-Closing Separate Tax Return	6.3(a)
Privileged Deal Communications	10.13(b)
Pro Canadian	Recitals
Pro Canadian Equity Interests	Recitals
Purchase Price	2.2
Purchased Assets	2.4
Purchased Companies	Recitals
Purchased Company	Recitals
Purchased Company Equity Interests	Recitals

Term	Section
Purchased Company Guarantees	5.8(b)
Purchased Company Subsidiary Equity Interests	3.2(b)
Real Property Leases	2.4(b)
Restrictive Covenant Contracts	2.4(k)
Retained Businesses	5.13(b)(iii)
Retained Liabilities	2.7
Retained Marks	5.15(a)
Retained Trademark License	5.15(a)
Return Date	5.7(h)
Sample Closing Statement	2.9(a)
Seller COBRA Period	5.7(f)
Seller Indemnified Parties	9.3
Seller Parties	10.13(a)
Seller Tax Returns	6.3(a)
Sellers	Preamble
Sellers Savings Plan	5.7(c)
Shared Contract	2.11(c)
Specified Assets and Liabilities	5.23
Specified Business Contracts	2.4(a)
Straddle Period Separate Tax Return	6.3(b)
Tax Indemnified Parties	6.1
Third Party Claim	9.4(a)
Transaction	Recitals
Transaction Accounting Principles	2.9(a)
Transfer Taxes	6.10
Transferred Business Employees	5.7(a)
Transferred Leased Property	2.4(b)
Transferred Permits	2.4(g)
Transition Services Agreement	2.8(a)(iii)
Whitley Costs	5.10(b)

ARTICLE II.

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, (a) (i) Sellers will sell, transfer and deliver to Buyer, and Buyer will purchase and acquire from Sellers, all of the Purchased Company Equity Interests, free and clear of all Liens, and (ii) Sellers will, and will cause each of their Affiliates to, sell, transfer and deliver to Buyer, and Buyer will purchase and acquire from such Sellers or Affiliates of Sellers, such Sellers’ or Affiliates’ rights, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens, as further described in Section 2.4, and (b) Buyer will assume the Assumed Liabilities, as further described in Section 2.6.

Section 2.2 Purchase Price. In consideration for the Purchased Company Equity Interests, the Purchased Assets and the other obligations of Sellers pursuant to this Agreement, at the Closing, Buyer shall, on behalf of itself and/or its Affiliates, (i) pay to HD Supply, on behalf of Sellers, an aggregate of Eight Hundred Twenty-Five Million Dollars ($825,000,000) in cash (the “Base Purchase Price”), as adjusted in accordance with Section 2.9 (the Base Purchase Price, as so adjusted, the “Purchase Price”); and (ii) assume the Assumed Liabilities.

Section 2.3 Closing Date. The closing of the Transaction (the “Closing”) shall take place at 10:00 a.m. Chicago time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, on the third (3rd) Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Parties entitled to the benefits thereof) or at such other place, time and date as may be agreed among HD Supply and Buyer. The day on which the Closing actually takes place is herein sometimes referred to as the “Closing Date.” Unless HD Supply and Buyer otherwise agree, the Closing shall be deemed effective as of the close of business on the Closing Date.

Section 2.4 Purchased Assets. Subject to the terms and conditions of this Agreement, except as provided in Section 2.5, on the Closing Date and at the Closing, Sellers shall (and shall cause each of their Affiliates to) sell, assign, transfer and convey, free and clear of all Liens other than Permitted Liens, to Buyer or Affiliates of Buyer, and Buyer shall, and shall cause any of its applicable Affiliates to, purchase, acquire and accept from the Sellers and such Affiliates, all of the Sellers’ and such Affiliates’ right, title and interest as of the Closing in and to (1) any and all of the assets, rights and properties of every kind and description, whether tangible or intangible or real, personal or mixed primarily used in or held for use in the operation of the Business, but only to the extent not otherwise owned or leased by any of the Purchased Companies or any of their Subsidiaries, and (2) the following assets, but only to the extent not otherwise owned or leased by any of the Purchased Companies or any of their Subsidiaries (together with the assets specified in clause (1), the “Purchased Assets”):

(a) All Contracts, including each Contract set forth on Section 2.4(a) of the Seller Disclosure Schedules, primarily used in or held for use in the operation of the Business (collectively, such Contracts or portion of such Contracts, as the case may be, and any Contracts to the extent related to the Business to which a Purchased Company or a Subsidiary of a Purchased Company is a party, the “Specified Business Contracts”), it being agreed that any such Contracts that are Shared Contracts shall be governed by Section 2.11(c) and shall be treated as Purchased Assets to the extent provided therein; provided that Sellers may (but shall not be required to) update Section 2.4(a) of the Seller Disclosure Schedules no later than three (3) Business Days prior to the Closing Date to account for Contracts that were entered into or that have terminated or expired in accordance with their terms after the date of this Agreement and prior to the Closing Date;

(b) (i) The owned real property listed in Section 2.4(b)(i) of the Seller Disclosure Schedules, together with all improvements, structures, fixtures, easements, privileges and all other appurtenances thereto and rights in respect thereof (together with any real property owned by any Purchased Company or any Subsidiary of a Purchased Company, the “Owned Real Property”), and (ii) all of the agreements with the right to occupy pursuant to leases, sub-leases, licenses, concessions or similar agreements or arrangements, including the leases governing the leased real property listed in Section 2.4(b)(ii) of the Seller Disclosure Schedules (collectively with any leases governing real property leased by any Purchased Company or any Subsidiary of a Purchased Company, the “Real Property Leases”), and such leased real property, together with all rights, title and interest in and to all improvements, structures, fixtures, easements, privileges and all other appurtenances thereto (together with any leased real property leased by any Purchased Company or a Subsidiary of a Purchased Company (other than any such leased real property that is an Excluded Asset), the “Transferred Leased Property”);

(c) Any and all Tangible Personal Property located on the premises of any Real Property primarily used in or held for use in the operation of the Business and the Tangible Personal Property listed in Section 2.4(c) of the Seller Disclosure Schedules; provided that Sellers may (but shall not be required to) update Section 2.4(c) of the Seller Disclosure Schedules no later than one (1) Business Day prior to the Closing Date to account for Tangible Personal Property that has been replaced in the ordinary course after the date of this Agreement and prior to the Closing Date;

(d) Any and all trade receivables (whether current or non-current) and other accounts receivable of the Business as of immediately prior to the Closing or arising out of the Specified Business Contracts, to the extent included in Closing Working Capital;

(e) Any and all prepaid expenses and security deposits of the Business as of immediately prior to the Closing or arising out of the Specified Business Contracts, to the extent included in Closing Working Capital;

(f) Any and all raw materials, work-in-process, finished goods, supplies and other inventories primarily used in or held for use in the operation of the Business, including any such raw materials, work-in-process, finished goods, supplies and other inventories being held by (i) customers of the Business pursuant to consignment arrangements or (ii) suppliers of the Business under tolling arrangements (collectively, with any raw materials, work-in-process, finished goods, supplies and other inventories used or held for use in the Business by any Purchased Company or a Subsidiary of a Purchased Company, the “Inventory”);

(g) All Business Permits primarily used in or held for use in the operation of the Business, including those listed on Section 2.4(g) of the Seller Disclosure Schedules, and all pending applications therefor or renewals thereof (including all Business Permits used or held for use in the Business and all pending applications therefor or renewals thereof by any Purchased Company or a Subsidiary of a Purchased Company, the “Transferred Permits”);

(h) Any and all claims, causes of action, defenses and rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) arising out of the Specified Business Contracts, primarily relating to the Business;

(i) Copies of any and all documents, instruments, papers, books, records (other than Tax Returns and other books and records related solely to Taxes (x) (i) of the Purchased Companies or any of their Subsidiaries or (ii) attributable to the Purchased Assets, in each case, for Pre-Closing Periods, or (y) attributable to the Excluded Assets), books of account, files and data (including customer and supplier lists, and repair and performance records), catalogs, brochures, sales literature, promotional materials, certificates and other documents primarily related to the Business and in the possession of the Sellers, other than (i) any books, records or other materials that the Sellers are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Buyer upon Buyer’s reasonable request) and (ii) personnel and employment records for employees and former employees who are not Business Employees; provided that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this clause (i), the Sellers shall be permitted to keep (A) one (1) copy of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to bona fide internal compliance policies or procedures and (B) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business;

(j) all Business Intellectual Property and Business Information Technology, including the Intellectual Property and Business Information Technology listed on Section 2.4(j) of the Seller Disclosure Schedules; and

(k) all enforcements rights with respect to all Contracts (“Restrictive Covenant Contracts”) to the extent relating to or evidencing any Restrictive Covenant of any Business Employee or independent contractor who provides services to the Business (including outside sales representatives).

Section 2.5 Excluded Assets. Notwithstanding anything to the contrary contained herein, Buyer expressly understands and agrees that the following assets and properties of the Sellers (the “Excluded Assets”) shall be retained by the Sellers, and shall be excluded from the Purchased Assets:

(a) Except as specifically set forth in Section 5.7, any and all assets related to the Benefit Plans;

(b) Any and all loans and advances, if any, by the Sellers to any of their Affiliates or otherwise to the Business;

(c) Any and all Intellectual Property, other than the Business Intellectual Property;

(d) Any and all Contracts, other than the Specified Business Contracts and the leases relating to the Transferred Leased Property;

(e) Except as expressly included in clause (b) of Section 2.4, any and all owned and leased real property and other interests in real property;

(f) Any and all refunds of or credits against Excluded Business Taxes to which Sellers are entitled pursuant to Section 6.4;

(g) Tax Returns and other books and records related to Taxes paid or payable by Sellers or any of their respective Affiliates that are not Purchased Assets pursuant to Section 2.4(i);

(h) Any and all Cash Amounts (other than any Cash Amounts of the Purchased Companies and their Subsidiaries as of immediately prior to the Closing);

(i) Except as set forth in Section 5.10, any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies for all periods before, through and after the Closing;

(j) the Real Property located at 5285 Highway Avenue in Jacksonville, Florida (the “Jacksonville Site”) and any Contract relating to the cleanup of the Jacksonville Site;

(k) The assets included in the Specified Assets and Liabilities; and

(l) The assets listed in Section 2.5(l) of the Seller Disclosure Schedules or Section 3.8(b) of the Seller Disclosure Schedules.

Section 2.6 Assumed Liabilities. Subject to the terms of this Agreement and excluding the Retained Liabilities, Buyer hereby agrees to assume (or cause its applicable designated Affiliates to assume) and agrees to discharge and perform when due (or cause its applicable designated Affiliates to discharge and perform) only the following Liabilities (collectively, the “Assumed Liabilities”), and no others:

(a) all current Liabilities of the Business properly reflected as current Liabilities in the Closing Working Capital on the Post-Closing Statement as determined pursuant to Section 2.9;

(b) all Funded Debt of the Purchased Companies and their Subsidiaries properly reflected in the Closing Funded Debt on the Post-Closing Statements as determined pursuant to Section 2.9;

(c) any and all Liabilities relating to or arising out of the Specified Business Contracts, other than Shared Contract Liabilities that are not included in the Buyer Portion of the Shared Contract Liabilities pursuant to Section 2.11(c); and

(d) except as set forth in the subsections of Section 2.7, any and all Liabilities of the Purchased Companies and any and all Liabilities of any Subsidiary of the Purchased Companies, other than Funded Debt of the Purchased Companies or any Subsidiary of the Purchased Companies which is not an Assumed Liability pursuant to Section 2.6(b).

Section 2.7 Retained Liabilities. Except as expressly provided in Section 2.6, Buyer shall not assume or be liable for (nor shall Buyer cause any of its Affiliates to assume or be liable for) any other Liabilities of Sellers or any of their Affiliates, whether or not relating to the Business (the “Retained Liabilities”), including the following:

(a) Except as set forth in Section 2.6(b), any Indebtedness;

(b) Any and all Liabilities for which any Seller expressly has responsibility pursuant to this Agreement;

(c) Any and all Liabilities that relate to, or arise out of, directly or indirectly any Seller’s or any of its Affiliate’s operation of any business or division other than the Business;

(d) Any Liabilities of Pro Canadian and any Liabilities of any Subsidiary of Pro Canadian, in each case, to the extent unrelated to the Business;

(e) Any and all Liabilities of any Purchased Company or any Subsidiary of a Purchased Company that arises by virtue (if applicable) of it being an ERISA Affiliate of any Seller or its Affiliates;

(f) Any and all Liabilities to the extent arising out of or related to the Excluded Assets or included in the Specified Assets and Liabilities;

(g) Except as set forth in Section 5.7, any Liabilities relating to or arising under any Benefit Plan ;

(h) Any and all Liabilities for Taxes for which Sellers are responsible pursuant to Section 6.1;

(i) Except as set forth in Section 5.7, any and all Liabilities of the HDS Group or any of its Affiliates in respect of (1) Business Employees related to pre-Closing periods or as a result of the Closing or (2) any Inactive Current Business Employee related to any period before the Return Date of such Inactive Current Business Employee or as a result of the Closing;

(j) Any and all Liabilities relating in any way to the Jacksonville Site, including the cleanup of environmental contamination at or from such Real Property and any third-party claims associated with such Real Property;

(k) Any and all Liabilities relating to or arising out of the Pre-Closing Restructuring;

(l) Any and all Liabilities relating to or arising out of any performance bond, bid bond, letter of credit, guaranty or other similar instrument of any Seller or any Affiliate of any Seller, to the extent any such Liability relates to any pre-Closing period;

(m) Any and all Liabilities that relate to, or arise out of, the Restrictive Covenant Contracts;

(n) Any and all Liabilities related to the matters set forth on Section 2.7(n) of the Seller Disclosure Schedules; and

(o) Any and all fees and expenses of brokers, finders, counsel, financial advisors, accountants, consultants and other professional advisors incurred by any Seller or any Affiliate of any Seller in connection with the auction or other sale process to sell the Business or the negotiation and execution of this Agreement.

Section 2.8 Closing Deliveries.

(a) At the Closing, Buyer shall deliver, or cause to be delivered, to HD Supply (or one or more other Sellers designated by HD Supply) the following:

(i) payment, by wire transfer(s) to one or more bank accounts designated in writing by HD Supply (such designation to be made by HD Supply at least two (2) Business Days prior to the Closing Date), of an amount in immediately available Dollars equal to the Closing Purchase Price, less any deduction, exception, set off or withholding required under applicable Law;

(ii) the certificate to be delivered pursuant to Section 7.3(c);

(iii) a counterpart of the Transition Services Agreement substantially in the form attached as Exhibit 2.8(a)(iii) hereto (the “Transition Services Agreement”), duly executed by Buyer (or one or more Affiliates of Buyer designated by Buyer); and

(iv) a counterpart of (A) the Assignment and Assumption Agreement and Bill of Sale for the Purchased Assets and the Assumed Liabilities, substantially in the form attached as Exhibit 2.8(a)(iv)(A) (the “Assignment Agreement and Bill of Sale”), and (B) the General Conveyance and Assumption of Liabilities Agreement (for the Purchased Assets and the Assumed Liabilities located in Canada), substantially in the form attached as Exhibit 2.8(a)(iv)(B) (the “General Conveyance and Assumption of Liabilities Agreement”), each by and between the applicable Seller and Buyer (or one or more Affiliates of Buyer designated by Buyer), duly executed by Buyer (or one or more Affiliates of Buyer designated by Buyer).

(b) At the Closing, HD Supply shall deliver, or cause to be delivered, to Buyer the following:

(i) the certificate to be delivered pursuant to Section 7.2(c);

(ii) a counterpart of the Transition Services Agreement duly executed by each Seller named as a party thereto;

(iii) certificates evidencing the Purchased Company Equity Interests, to the extent applicable, duly endorsed in blank or with stock or transfer powers duly executed in proper form for transfer, or other appropriate instrument of assignment and transfer;

(iv) a counterpart of (A) the Assignment Agreement and Bill of Sale and (B) the General Conveyance and Assumption of Liabilities Agreement, duly executed by each Seller named as a party thereto, together with such other deeds of conveyance, bills of sale and other instruments as may be reasonably required by the Buyer to complete the transfer of the Purchased Assets and the Assumed Liabilities;

(v) a release, in a form mutually agreed upon by Buyer and Sellers, executed by Bank of America, N.A. (“BoA”) as administrative agent and collateral agent under the Credit Agreement, dated as of April 12, 2012, by and among HD Supply, BoA and the lenders from time parties thereto, with respect to the guarantee obligations thereunder of the Purchased Companies and their Subsidiaries;

(vi) a release, in a form mutually agreed upon by Buyer and Sellers, executed by General Electric Capital Corporation (“GECC”), as administrative agent and U.S. ABL collateral agent, and GE Canada Finance Holdings Company (“GECF”), as Canadian agent and Canadian collateral agent, under the ABL Credit Agreement, dated as of April 12, 2012, by and among HD Supply, HD Supply Canada, Inc., GECC, GECF and the lenders from time to time parties thereto, with respect to the guarantee obligations thereunder of the Purchased Companies and their Subsidiaries;

(vii) special warranty deeds, or comparable instruments of transfer and assignment, with respect to the Owned Real Property that is not currently owned by a Purchased Company or a Subsidiary of a Purchased Company transferring title to such Owned Real Property into a Purchased Company or a Subsidiary of a Purchased Company;

(viii) a lease assignment, sublease or comparable or necessary instruments of transfer and assignment and to the extent applicable, in a form acceptable for recording in the local land records office, with respect to the Transferred Leased Property that is not currently leased by a Purchased Company or a Subsidiary of a Purchased Company;

(ix) all appropriate releases and discharges releasing and terminating (i) Liens relating to the mortgage listed on Section 2.8(b)(ix) of the Seller Disclosure Schedules and (ii) any and all Liens on the Purchased Company Equity Interests or Purchased Assets which are in favor of Wilmington Trust, National Association; and

(x) a duly executed certificate of non-foreign status from each Seller (or, if a Seller is disregarded as an entity separate from its owner for U.S. federal tax purposes, from such Seller’s owner), substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B); provided, that if a Seller fails to deliver such certificate, Buyer shall be permitted to withhold from the consideration payable pursuant to this Agreement to such Seller any amount required by Section 1445 of the Code.

Section 2.9 Adjustment to Base Purchase Price.

(a) Section 2.9 of the Seller Disclosure Schedules sets forth a calculation of the Working Capital, the Cash Amounts and the Funded Debt of the Purchased Companies and their Subsidiaries, in each case, as of June 28, 2015 (the “Sample Closing Statement”), including the asset and liability line items and general ledger accounts. The Sample Closing Statement shall be prepared consistent with the accounting principles, practices, methodologies and policies set forth on Section 2.9 of the Seller Disclosure Schedules (such principles, practices, methodologies and policies, collectively, the “Transaction Accounting Principles”).

(b) At least three (3) Business Days prior to the Closing Date, HD Supply shall cause to be prepared and delivered to Buyer a closing statement (the “Closing Statement”) setting forth its good-faith estimate of (i) the Closing Working Capital, (ii) the Adjustment Amount, (iii) the Closing Cash Amounts and (iv) the Closing Funded Debt and such estimates shall be deemed the “Estimated Closing Working Capital,” “Estimated Adjustment Amount,” “Estimated Closing Cash Amounts” and “Estimated Closing Funded Debt,” respectively, for purposes of this Agreement. The Closing Statement shall set forth the calculations of such amounts in a manner consistent with the Sample Closing Statement and shall be prepared in accordance with the Transaction Accounting Principles; provided, however, that assets newly acquired and liabilities newly incurred following the date of the Sample Closing Statement that cannot be appropriately placed in line items previously used by HD Supply, but that constitute assets or liabilities of the Purchased Companies, Purchased Assets or Assumed Liabilities, will also be included to the extent consistent with the Transaction Accounting Principles. The Estimated Closing Working Capital, the Estimated Adjustment Amount, the Estimated Closing Cash Amounts and the Estimated Closing Funded Debt shall be used to calculate the Closing Purchase Price to be paid by Buyer to HD Supply, on behalf of the Sellers, at the Closing. For the avoidance of doubt, if HD Supply’s good-faith estimate of the Closing Working Capital is that the Closing Working Capital is equal to an amount that is not less than the Lower Working Capital Collar Amount and is also not greater than the Upper Working Capital Collar Amount, then the Estimated Adjustment Amount will be zero.

(c) As promptly as reasonably possible and in any event within ninety (90) days after the Closing Date, Buyer shall prepare or cause to be prepared, and will provide to HD Supply, a written statement (the “Post-Closing Statement”), setting forth the Closing Working Capital, the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt as of the close of business on the Closing Date. The Post-Closing Statement shall set forth in reasonable detail the Buyer’s calculations of such amounts in a manner consistent with the Sample Closing Statement and shall be prepared in accordance with the Transaction Accounting Principles.

(d) Within forty-five (45) days following receipt by HD Supply of the Post-Closing Statement, HD Supply shall deliver written notice to Buyer of any dispute HD Supply has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, however, that if HD Supply does not deliver any Dispute Notice to Buyer within such forty-five (45) day period, the Post-Closing Statement will be final, conclusive and binding on the parties hereto. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that HD Supply disputes and (ii) the correct amount of such item; provided, however, that HD Supply may not dispute the accounting principles, practices, methodologies and policies used in preparing the Post-Closing Statement unless they are not in accordance with the Transaction Accounting Principles. Upon receipt by Buyer of a Dispute Notice, Buyer and HD Supply shall negotiate in good faith to resolve any dispute set forth therein. If Buyer and HD Supply fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Buyer and HD Supply jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, Grant Thornton LLP or, if Grant Thornton LLP is unavailable or conflicted, another nationally recognized independent accounting firm selected jointly by HD Supply and Buyer (the “Independent Accounting Firm”) to resolve any such dispute; provided that, if HD Supply and Buyer are unable to agree on the Independent Accounting Firm, then each of HD Supply and Buyer shall select a nationally recognized independent accounting firm, and the two (2) firms will mutually select a third nationally recognized independent accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Buyer and HD Supply shall each prepare and submit a presentation detailing each Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm. Buyer and HD Supply shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination, binding on the Parties, of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either HD Supply or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by HD Supply or Buyer, as applicable, in their respective presentations to the Independent Accounting Firm described above. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any disputed determinations of the Closing Working Capital, the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt were properly calculated in accordance with the Transaction Accounting Principles. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne by Buyer, on the one hand, and HD Supply, on the other hand, in the same proportion that the aggregate amount of disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accounting Firm) bears to the total amount of disputed items so submitted. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the Parties. The Parties agree that any adjustment as determined pursuant to this Section 2.9(d) shall be treated as an adjustment to the Purchase Price, except as otherwise required by Law.

(e) For purposes of complying with the terms set forth in this Section 2.9, each of HD Supply and Buyer shall reasonably cooperate with and make available to each other and their respective Representatives all information, records, data and working papers, in each case to the extent related to the assets and liabilities of the Purchased Companies, the Purchased Assets, Excluded Assets, Assumed Liabilities, Retained Liabilities, Business, Purchased Companies (including their Subsidiaries), and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and the resolution of any disputes thereunder.

(f) The “Final Purchase Price” shall mean the Base Purchase Price, plus (i) the Closing Cash Amounts, plus (ii) the Adjustment Amount (which may be a positive number, a negative number or zero), minus (iii) the Closing Funded Debt, in each case as finally determined pursuant to Sections 2.9(c) and 2.9(d).

(g) If the Closing Purchase Price shall exceed the Final Purchase Price, then HD Supply, on behalf of Sellers, shall pay or cause to be paid an amount in cash equal to such excess to Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer to HD Supply; or if the Final Purchase Price shall exceed the Closing Purchase Price, then Buyer shall pay or cause to be paid an amount in cash equal to such excess to HD Supply, on behalf of Sellers, by wire transfer of immediately available funds to an account or accounts designated in writing by HD Supply to Buyer. Any such payment is to be made within five (5) Business Days of the date on which the Adjustment Amount, Closing Cash Amounts and Closing Funded Debt are finally determined pursuant to this Section 2.9.

Section 2.10 Purchase Price Allocation. No later than sixty (60) days after the date on which the Purchase Price is finally determined pursuant to Section 2.9, Buyer shall deliver to HD Supply a proposed allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes (including the Assumed Liabilities) among the Purchased Company Equity Interests and Purchased Assets as of the Closing Date (the “Buyer’s Allocation”). If HD Supply disagrees with Buyer’s Allocation, HD Supply may, within thirty (30) days after delivery of Buyer’s Allocation, deliver a notice (the “HD Supply Allocation Notice”) to Buyer to such effect, specifying those items as to which HD Supply disagrees and setting forth HD Supply’s proposed allocation. If the HD Supply Allocation Notice is duly delivered, HD Supply and Buyer shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes (including the Assumed Liabilities). If HD Supply and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes within fifteen (15) days. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne by Buyer, on the one hand, and HD Supply, on the other hand, in the same proportion that the aggregate amount of disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accounting Firm) bears to the total amount of disputed items so submitted. The allocation, as prepared by Buyer if no HD Supply Allocation Notice has been timely given, or, if a HD Supply Allocation Notice has been timely given, as adjusted pursuant to any agreement between HD Supply and Buyer or as determined by the Independent Accounting Firm (the “Allocation”), shall be conclusive and binding on the Parties hereto. No Seller, any Affiliate of Seller or Buyer shall (and each shall cause their respective Affiliates not to) take any position inconsistent with the Allocation on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law).

Section 2.11 Non-Assignment; Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof would be prohibited by Law or would, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any Person (collectively, “Approvals”), (i) constitute a breach or other contravention thereof or (ii) be ineffective, void or voidable.

(b) Sellers and Buyer shall use commercially reasonable efforts to obtain, or cause to be obtained, any Approval (other than Regulatory Approvals, which shall be governed by Section 5.1) required to sell, assign or transfer any Purchased Asset. If such Approval is not obtained prior to Closing, until the earlier of such time as such Approval or Approvals are obtained or three (3) years following the Closing Date, then Sellers will cooperate with Buyer in any arrangement reasonably acceptable to Buyer and Sellers intended to both (x) provide Buyer and/or its applicable Affiliates, to the extent reasonably practicable, the claims, rights and benefits of any such Purchased Assets (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) cause Buyer and/or its applicable Affiliates to bear all costs and Liabilities thereunder from and after the Closing in accordance with this Agreement to the extent that Buyer and/or its applicable Affiliates receive the rights and benefits of such Purchased Assets from and after the Closing in accordance with this Agreement. In furtherance of the foregoing, Buyer will, or will cause its Affiliates to, promptly pay, perform or discharge when due any related Liability (other than any Liability for income, franchise or similar Taxes) arising thereunder after the Closing Date to the extent that Buyer and/or its applicable Affiliates receive the rights and benefits of such Purchased Assets from and after the Closing in accordance with this Agreement. Notwithstanding anything to the contrary in Sections 2.11(a) or 2.11(b), the terms of Sections 2.11(a) and 2.11(b) shall in no manner affect Buyer’s condition to close set forth in Section 7.2(d).

(c) Any Contract to be assigned, transferred and conveyed in accordance with Section 2.4(a) that does not exclusively relate to the Business (each, a “Shared Contract”) shall be assigned, transferred and conveyed only with respect to (and preserving the meaning of) those parts that relate to the Business, to either Buyer or an Affiliate of Buyer designated by Buyer, if so assignable, transferrable or conveyable, or appropriately amended prior to, on or after the Closing, so that Buyer and its Affiliates shall be entitled to the rights and benefits of those parts of the Shared Contract that relate to the Business and shall assume the related portion of any Liabilities contemplated by this Agreement (the “Buyer Portion of the Shared Contract Liabilities”); provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals, until the earlier of such time as such Approval or Approvals are obtained and three (3) years following the Closing Date, then Sellers will cooperate with Buyer to establish an agency type or other similar arrangement reasonably satisfactory to Sellers and Buyer intended to both (x) provide Buyer and/or its applicable Affiliates, to the extent reasonably practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the Business (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) cause Buyer and/or its applicable Affiliates to bear the costs and Liabilities thereunder from and after the Closing in accordance with this Agreement to the extent that Buyer and/or its applicable Affiliates receive the rights and benefits of the parts of the Shared Contracts that relate to the Business. In furtherance of the foregoing, Buyer will promptly pay, perform or discharge when due any Liability (other than any Liability for income, franchise or similar Taxes) arising thereunder after the Closing Date to the extent that Buyer and/or its applicable Affiliates receive the rights and benefits of the parts of such Shared Contracts that relate to the Business.

(d) To the extent not prohibited by applicable Tax Laws (and to the extent consistent with the relevant arrangement agreed to by Sellers and Buyer pursuant to Section 2.11(b) or 2.11(c)), Sellers and Buyer agree to treat and report, and to cause their respective Affiliates to treat and report, on their Tax Returns, the Purchased Assets that are subject to the provisions of this Section 2.11 (the “Non-Transferred Assets”) as assets owned by the Buyer or its Affiliates from and after the Closing Date. Each of HD Supply and Buyer agrees to notify the other promptly in writing if it determines that such treatment (to the extent consistent with the relevant arrangement agreed to by Sellers and Buyer pursuant to Section 2.11(b) or 2.11(c)) is not permitted under applicable Tax Laws. Where such treatment is not permitted under applicable Tax Laws, and subject to the terms of any relevant arrangement agreed to by Sellers and Buyer pursuant to Section 2.11(b) or 2.11(c), the amount of the Liability for Taxes imposed on Sellers or any of its Affiliates with respect to any Non-Transferred Asset for any Post-Closing Period, if any, for which Buyer and its Affiliates are responsible shall be calculated on a “with and without” basis. Sellers shall provide, and shall cause their applicable Affiliates to provide, Buyer with a reasonable opportunity to review the relevant portion of any applicable Tax Returns relating to any Non-Transferred Assets (and accompanying schedules, calculations and other reasonably requested work papers) as necessary for determining such Tax Liability; provided, that, in the case of Tax Returns of any Seller or any of their respective Affiliates (or of a consolidated, combined, unitary or Tax group including any of them), Sellers may, in lieu of delivering the Tax Returns, deliver to Buyer pro-forma statements setting forth in sufficient detail the information relevant for determining the relevant Tax Liability. If Sellers and Buyer are unable to reach an agreement in respect of any dispute concerning such Tax Liability, they shall promptly submit any such dispute for resolution to the Independent Accounting Firm. All costs and expenses of the Independent Accounting Firm shall be borne equally by HD Supply and Buyer.

Section 2.12 Withholding. Notwithstanding any other provision in this Agreement to the contrary, Buyer and each of its Affiliates shall be entitled to deduct and withhold from amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required (or entitled, in the case of Taxes imposed pursuant to section 116 of the ITA) to deduct and withhold with respect to the making of such payment under any provision of any federal, state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld by Buyer or any of its Affiliates and remitted to the appropriate Taxing Authority, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Person in respect of which such deduction and withholding was made. Each of the Parties agrees to use its reasonable best efforts to mitigate the imposition of any withholding Taxes.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in, or qualified by any matter set forth in the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Seller Disclosure Schedules shall be deemed to have been disclosed in any other section in the Seller Disclosure Schedules to which the applicability of such disclosure is readily apparent), Sellers hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date (or, if a representation or warranty is made as of a specified date, as of such date), as follows:

Section 3.1 Organization, Standing and Power. Each Seller and each Purchased Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and in which it conducts activities related to the Business and is required to so qualify, and each Seller and each Purchased Company has all necessary organizational power and authority to carry on the Business as presently conducted, except as would not individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Sellers to perform their obligations under this Agreement or consummate the Transaction or the other transactions contemplated hereby. Section 3.1 of the Seller Disclosure Schedules contains a true and correct list of the jurisdictions in which each Purchased Company is qualified or registered to do business as a foreign limited partnership or corporation, as applicable.

Section 3.2 Purchased Companies.

(a) All of the Purchased Company Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable, and such Purchased Company Equity Interests collectively constitute all of the issued and outstanding equity interests of the Purchased Companies. Except for the Purchased Company Equity Interests, there are no outstanding securities or other similar ownership interests of any class or type of or in any of the

Purchased Companies. The Purchased Company Equity Interests are owned of record and beneficially by the applicable Sellers as set forth on Section 3.2(a) of the Seller Disclosure Schedules. Except as set forth on Section 3.2(a) of the Seller Disclosure Schedules, there are no outstanding options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible securities, agreements or commitments of any kind pursuant to which any of the Purchased Companies is or may become obligated to (i) issue, transfer, sell or otherwise dispose of any of its securities, or any securities convertible into or exercisable or exchangeable for its securities, or (ii) redeem, purchase or otherwise acquire any outstanding securities of any of the Purchased Companies. Except as set forth on Section 3.2(b) of the Seller Disclosure Schedules, no Purchased Company has any Subsidiaries or ownership interests in any other entities. Immediately following the Closing, no Purchased Company will have any guaranty obligations with respect to Indebtedness under the HD Supply Credit Facilities, the Senior First Priority Notes Indenture, the Senior Second Priority Notes Indenture or any other Indebtedness of any Seller or any Affiliate of any Seller (other than the Purchased Companies or any Subsidiary of any Purchased Company).

(b) The equity interests of each Subsidiary of a Purchased Company (the “Purchased Company Subsidiary Equity Interests”) are set forth on Section 3.2(b) of the Seller Disclosure Schedules. All of the Purchased Company Subsidiary Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable, and such Purchased Company Subsidiary Equity Interests constitute all of the issued and outstanding equity interests of the Subsidiaries of the Purchased Companies. Except for the Purchased Company Subsidiary Equity Interests, there are no outstanding securities or other similar ownership interests of any class or type of or in any Subsidiary of a Purchased Company. The Purchased Company Subsidiary Equity Interests are owned of record and beneficially by the applicable Purchased Companies set forth on Section 3.2(b) of the Seller Disclosure Schedules. Except as set forth on Section 3.2(b) of the Seller Disclosure Schedules, there are no outstanding options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible securities, agreements or commitments of any kind pursuant to which any Subsidiary of a Purchased Company is or may become obligated to (i) issue, transfer, sell or otherwise dispose of any of its securities, or any securities convertible into or exercisable or exchangeable for its securities, or (ii) redeem, purchase or otherwise acquire any outstanding securities of any Subsidiary of a Purchased Company. Except as set forth on Section 3.2(b) of the Seller Disclosure Schedules, no Subsidiary of a Purchased Company has any Subsidiaries or ownership interests in any other entities. Immediately following the Closing, no Subsidiary of any Purchased Company will have any guaranty obligations with respect to Indebtedness under the HD Supply Credit Facilities, the Senior First Priority Notes Indenture, the Senior Second Priority Notes Indenture or any other Indebtedness of any Seller or any Affiliate of any Seller (other than the Purchased Companies or any Subsidiary of any Purchased Company).

(c) Pro Canadian is a Private Issuer (as defined in National Instrument 45-106 Prospectus and Registration Exemptions as published by the Canadian Securities Administrators as it exists as of the date of this Agreement).

Section 3.3 Authority; Execution and Delivery; Enforceability. Each Seller has all necessary power and authority to execute this Agreement and to consummate the

Transaction and the other transactions contemplated hereby. The execution and delivery by each Seller of this Agreement and the consummation by each Seller of the Transaction and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other action of each such Seller. Each Seller has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Buyer, this Agreement will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 3.4 No Conflicts; Consents. Except as set forth on Section 3.4 of the Seller Disclosure Schedules, the execution and delivery by each Seller of this Agreement does not, and the consummation by the Sellers of the Transaction and the other transactions contemplated hereby and compliance by Sellers with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require any Approvals (other than by any Governmental Entity) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Company Equity Interests, Purchased Assets or assets of any Purchased Company or any Subsidiary of a Purchased Company under, any provision of (a) the certificate of incorporation, bylaws or equivalent governing documents of any Seller, Purchased Company or Subsidiary of a Purchased Company or (b) any Judgment or Law applicable to the Business, the Purchased Assets, any Purchased Company or any Subsidiary of a Purchased Company or (c) any Specified Business Contract to which any Seller, Purchased Company or any Subsidiary of a Purchased Company is a party or by which any property or assets of any Seller, Purchased Company or Subsidiary of a Purchased Company are bound, except, in each case, for any such items that would not reasonably be expected to be, individually or in the aggregate, material to the Business. No Approval of any Governmental Entity is required to be obtained or made by or with respect to the Sellers, the Purchased Companies or any Subsidiary of a Purchased Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than (i) in respect of any applicable Law or other legal restraint designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) and (ii) those that, if not obtained, made or given, would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 3.5 Proceedings. There are no Proceedings or claims pending or, to the Knowledge of Sellers, threatened, against any Seller, any Purchased Company or any Subsidiary of a Purchased Company with respect to the Business, the Purchased Assets, the Purchased Companies, any Subsidiary of a Purchased Company or any properties or assets of any Purchased Company or its Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. There are no Proceedings or claims pending or, to the Knowledge of Sellers, threatened against any Seller that would, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of any Seller to perform its obligations under this Agreement or to consummate the Transaction and the other transactions contemplated hereby.

Section 3.6 Financial Statements; Absence of Undisclosed Liabilities.

(a) Section 3.6(a) of the Seller Disclosure Schedules sets forth true and complete copies of (i) the audited balance sheets of the Business (together with the notes and schedules thereto, if any, the “Business Balance Sheet”) as of February 1, 2015 (the “Balance Sheet Date”), and February 2, 2014, (ii) the audited statements of income and cash flow of the Business for the fiscal years ended February 1, 2015 and February 2, 2014, together with the notes and schedules thereto, if any, (iii) the unaudited balance sheet of the Business as of May 3, 2015 and (iv) the unaudited statements of income and cash flow of the Business for the three (3) months ended May 3, 2015 (clauses (i) through (iv), collectively, the “Business Financial Statements”).

(b) Except as set forth on Section 3.6(b) of the Seller Disclosure Schedules, the Business Financial Statements (i) have been prepared in all material respects in accordance with the books and records of the Business, (ii) have been prepared in accordance with GAAP and (iii) fairly present in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered thereby in conformity with GAAP consistently applied during the periods covered, except as may be noted therein.

(c) Except as set forth on Section 3.6(c) of the Seller Disclosure Schedules, none of the Business, any Purchased Company or any Subsidiary of a Purchased Company has any Liabilities, other than Liabilities that: (i) are reflected or fully reserved against in the Business Balance Sheet, (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or (iii) are Retained Liabilities. For purposes of this Section 3.6(c), the term “Liabilities” shall not include obligations of the Business, any Purchased Company or any Subsidiary of a Purchased Company to perform under or comply with any Contract (including any Specified Business Contract), but would include such Liabilities if there has been a default or failure to perform or comply by any Seller, any Affiliate of any Seller, any Purchased Company or any Subsidiary of a Purchased Company with any such Contract if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

(d) The Sellers, the Purchased Companies and the Subsidiaries of the Purchased Companies maintain books and records reflecting the assets and liabilities of the Business that are accurate in all material respects and maintain proper and adequate systems of internal accounting controls with respect to the Business.

Section 3.7 Absence of Changes or Events.

(a) Except as set forth on Section 3.7(a) of the Seller Disclosure Schedules, since the Balance Sheet Date through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course consistent with past practice.

(b) Except as set forth on Section 3.7(b) of the Seller Disclosure Schedules, since the Balance Sheet Date through the date of this Agreement, none of the Sellers, the Purchased Companies or the Subsidiaries of the Purchased Companies has taken any action that, if taken after the date of this Agreement, would have required the consent of Buyer under Section 5.2 (other than subsection (ix) of Section 5.2).

(c) Since the Balance Sheet Date, there has not been nor has there occurred any event, change, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Title; Sufficiency and Condition of Assets.

(a) Sellers and their Affiliates own all rights, title and interests in and to the Purchased Assets free and clear of all Liens, other than Permitted Liens. The Purchased Companies and their Subsidiaries own all right, title and interest in and to their assets, free and clear of all Liens, other than Permitted Liens. As of the execution of the conveyance documents from Sellers and their Affiliates to Buyer or any of its Affiliates for any Purchased Asset, Buyer or its applicable Affiliate shall own all the rights, title and interest in and to the Purchased Assets free and clear of all Liens, other than Permitted Liens.

(b) Except as set forth on Section 3.8(b) of the Seller Disclosure Schedules, as of the Closing, the Purchased Assets and the assets held by the Purchased Companies and their Subsidiaries, (a) taking into account the Transaction Documents and all of the assets, services, products, real property, Intellectual Property and Know-How to be provided, acquired, leased or licensed under the Transaction Documents and (b) assuming all Approvals and Business Permits have been obtained or transferred, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by Sellers, the Purchased Companies and the Subsidiaries of the Purchased Companies as of the date hereof and as of the Closing Date and constitute all of the rights, property and assets necessary to conduct the Business in the manner currently conducted by Sellers, the Purchased Companies and the Subsidiaries of the Purchased Companies.

(c) The buildings, plants, structures, furniture, fixtures, Information Technology, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets or which are assets of any Purchased Company or any Subsidiary of any Purchased Company are in good operating condition and repair consistent with industry standards, ordinary wear and tear excepted, and none of such buildings, plants, structures, furniture, fixtures, Information Technology, machinery, equipment, vehicles or other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 3.9 Intellectual Property.

(a) Section 3.9(a) of the Seller Disclosure Schedules sets forth a true and complete list of all registrations and applications for Patents, Marks and Copyrights included in the Owned Business Intellectual Property. A Purchased Company, a Subsidiary of a Purchased Company or a Seller is the sole and exclusive beneficial and record owner of each such registration and application, and all such listed Intellectual Property is subsisting, and, to the Knowledge of Sellers, valid and enforceable.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business: (i) none of the Owned Business Intellectual Property is subject to any Judgment adversely affecting the use thereof or rights thereto by any Seller, any Purchased Company or any Subsidiary of a Purchased Company; (ii) there is no opposition or cancellation Proceeding pending or threatened in writing against any Seller, any Purchased Company or any Subsidiary of a Purchased Company concerning the ownership, validity, enforceability or infringement of any Owned Business Intellectual Property; (iii) there is no infringement, misappropriation or other violation by any other Person, of any Business Intellectual Property; (iv) there is no written allegation made by any Seller, any Purchased Company or any Subsidiary of a Purchased Company of any infringement, misappropriation or other violation by any other Person of any Business Intellectual Property; (v) the conduct of the Business (including all products and services of the Business) and the Business Intellectual Property, currently and during the past two (2)-year period, do not infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of any Person; and (vi) no Seller, no Subsidiary of any Seller, no Purchased Company and no Subsidiary of a Purchased Company has received any written notice within the past two (2)-year period alleging that the conduct of the Business (including all products and services of the Business) or any of the Business Intellectual Property infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property of any other Person (including any offers or invitations to obtain a license).

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, a Seller, a Purchased Company or a Subsidiary of a Purchased Company owns, is licensed or otherwise possesses rights to use or exploit all Intellectual Property which is primarily used in or held for use in the operation of the Business as presently conducted.

(d) Sellers, the Purchased Companies and the Subsidiaries of the Purchased Companies have taken commercially reasonable measures to protect the confidentiality of material confidential Know-How included in the Owned Business Intellectual Property. To the Knowledge of Sellers, there has not been any disclosure of any material confidential Know-How included in the Owned Business Intellectual Property to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(e) With respect to the use of Software included in the Owned Business Intellectual Property or, to the Knowledge of Sellers, otherwise used in the Business, (i) no capital expenditures are necessary as of the date of this Agreement with respect to such use other than capital expenditures in the ordinary course of business that are consistent with past practice, and (ii) no Seller, no Purchased Company and no Subsidiary of a Purchased Company has experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected. During the two (2) years prior to the date hereof, (x) there have been no material security breaches in any Business Information Technology or, to the Knowledge of Sellers, Information Technology otherwise used in the Business, and (y) there have been no disruptions in any such Business Information Technology or, to the Knowledge of Sellers, Information Technology otherwise used in the Business that materially adversely affected the Business. Sellers have evaluated the disaster recovery and backup needs of the Business and have implemented plans and systems that reasonably address such needs. With respect to the Software included in the Owned Business Intellectual Property, (A) to the Knowledge of Sellers, no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software, (B) no Seller, no Purchased Company and no Subsidiary of a Purchased Company has delivered, licensed or made available, or has any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any such Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or software consultant of such Seller, such Purchased Company or such Subsidiary of a Purchased Company, and (C) no such Software is subject to the terms of any “open source” or other similar license that provides for any source code of the Software to be disclosed, licensed, publicly distributed, or dedicated to the public.

(f) Sellers, the Purchased Companies and the Subsidiaries of the Purchased Companies have at all times complied in all material respects with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use in connection with the Business, and no such claims have been asserted or threatened with respect thereto.

(g) Except as set forth in Section 3.8(b) of the Seller Disclosure Schedules, there is no Intellectual Property or Information Technology used or held for use by a Seller, any Affiliate of a Seller, a Purchased Company or a Subsidiary of a Purchased Company that is material to the operation of the Business as it is currently conducted, other than (i) the Business Intellectual Property and the Business Information Technology, (ii) the HD Supply Marks and (iii) any services to be provided under the Transition Services Agreement.

Section 3.10 Real Property.

(a) The applicable Sellers, Purchased Companies and/or Subsidiaries of the Purchased Companies have good and valid marketable title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens.

(b) Except as set forth on Section 3.10(b) of the Seller Disclosure Schedules, the applicable Sellers, Purchased Companies and/or Subsidiaries of the Purchased Companies have good and valid marketable title to the leasehold estate (as lessee) in all Transferred Leased Property as lessee or sublessee, in each case free and clear of all Liens, other than Permitted Liens. With respect to each Real Property Lease: (i) such Real Property Lease is valid, binding, enforceable and in full force and effect in accordance with its respective terms, and the applicable Seller, Purchased Company or Subsidiary of a Purchased Company enjoys peaceful and undisturbed possession of the Transferred Leased Property subject to the terms thereof and the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity), (ii) the applicable Seller, Purchased Company or Subsidiary of a Purchased Company is not in breach or default, in any material respect, under such Real Property Lease, and, to the Knowledge of Sellers, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by such entity, in any material respect, of such Real Property Lease, (iii) no landlord’s consent is required under any Real Property Lease in connection with the transactions contemplated by this Agreement and (iv) no party or parties guaranty any obligations of any tenant under any Real Property Lease.

(c) Except as set forth on Section 3.10(c) of the Seller Disclosure Schedules, the applicable Seller, Purchased Company or Subsidiary of a Purchased Company has not leased or otherwise granted to any Person the right to use or occupy, whether by lease, sublease, tenancy agreement, license, or other written or binding unwritten occupancy or use agreement, any Real Property, or any portion thereof. Other than as set forth on Section 3.10(c) of the Seller Disclosure Schedules, no other party is co-located at or jointly uses any Real Property.

(d) As of the date hereof, no Seller, no Purchased Company and no Subsidiary of a Purchased Company has received any notice of (i) any material violations of building codes and/or zoning ordinances or other Laws affecting the Real Property, (ii) existing, pending or, to the Knowledge of Sellers, threatened condemnation or expropriation proceedings affecting the Real Property, or (iii) existing, pending or, to the Knowledge of Sellers, threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property, in any material respect, as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty during the occupancy of such Real Property by the applicable Seller, Purchased Company or Subsidiary of a Purchased Company. No Seller nor any of their respective Affiliates (including the Purchased Companies and Subsidiaries of the Purchased Companies) has received written notice of any default under any covenants, easements, restrictions or agreements affecting or encumbering the Real Property, and, to the Knowledge of Sellers, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any such covenants, easements, restrictions or agreements, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. To the Knowledge of Sellers, each parcel of Real Property is occupied and utilized by a Seller, a Purchased Company or a Subsidiary of a Purchased Company under valid and current Permits, including certificates of occupancy, and the transactions contemplated by this Agreement will not invalidate or require the issuance of any new or amended Permits. To the Knowledge of Sellers, there is no event, circumstance or dispute (whether actual, threatened or anticipated), which could adversely affect the exclusive occupation and the right of quiet enjoyment of any portion of any Real Property by any Seller, Purchased Company or Subsidiary of a Purchased Company, except as does not materially interfere with the ordinary conduct of the Business or materially impair the continued use and operation of such real property for the purpose for which it is used as of the Closing

Date. There is no pending or, to the Knowledge of Sellers, threatened litigation by any Person claiming an estate or interest in any portion of the Owned Real Property or Transferred Leased Property or which adversely affects any material portion of the Owned Real Property or Transferred Leased Property, as applicable. There are no disputes with owners of land adjoining or near to any portion of the Real Property or with any Governmental Entities and none are threatened, pending or anticipated. There is no unsatisfied judgment, order or writ of execution which affects any portion of the Real Property. Each parcel of Real Property has all means of access and egress necessary for its proper enjoyment and use.

(e) Sellers have made available to Buyer true and complete copies of (i) each Real Property Lease including any amendments, modifications, or supplements thereto and there exist no unwritten or oral agreements between the parties to each Real Property Lease and (ii) to the extent in the possession or reasonable control of any Seller, Purchased Company or Subsidiary of a Purchased Company, all the title insurance policies, title reports, surveys, certificates of occupancy, property condition reports, roof reports, appraisals and permits, licenses or other authorizations of governmental agencies relating to or otherwise affecting the Real Property and the operations of the Business thereon.

Section 3.11 Contracts.

(a) Section 3.11 of the Seller Disclosure Schedules sets forth as of the date of this Agreement a true and complete list of the following Contracts to which (1) any Purchased Company or Subsidiary of a Purchased Company is a party or pursuant to which any property of a Purchased Company or Subsidiary of a Purchased Company is subject or (2) that is related to the Business and to which any Seller or any Subsidiary of any Seller (other than a Purchased Company or Subsidiary of a Purchased Company) is a party (the “Material Contracts”):

(i) any Contract or group of Contracts (excluding purchase orders submitted in the ordinary course of business) with any supplier of the Business under which the Business is expected to purchase during the twelve (12)-month period immediately following, or pursuant to which the Business has purchased during the twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of $200,000 of goods and/or services on an annual basis;

(ii) any Contract or group of Contracts (excluding purchase orders submitted in the ordinary course of business) with a party other than a supplier of the Business under which the Business is expected to purchase during the twelve (12)-month period immediately following, or pursuant to which the Business has purchased during the twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of $200,000 of goods and/or services on an annual basis;

(iii) any Contract or group of Contracts (excluding purchase orders submitted in the ordinary course of business) with the same party under which the Business is expected to sell during the twelve (12)-month period immediately following, or pursuant to which the Business has sold during the twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of $200,000 of goods and/or services on an annual basis;

(iv) any Contract requiring future capital expenditure obligations of the Business in excess of $100,000;

(v) all Collective Bargaining Agreements;

(vi) any Contract with any independent contractor who provides services to the Business, including any outside sales representative, (x) under which the Business is expected to pay during the twelve (12)-month period immediately following, or pursuant to which the Business purchased during the twelve (12)-month period immediately preceding, the date hereof, an amount equal to or greater than $200,000 or (y) that is not terminable by less than thirty (30) days’ prior written notice of such Purchased Company;

(vii) any joint venture, partnership or other similar agreement involving co-investment or the sharing of material revenues, profits, losses, costs or Liabilities between the Business with a third party;

(viii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which, after the Closing, the Business will have an obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation;

(ix) any Contract requiring any Seller or any Affiliate of any Seller to pay royalties to a third party with respect to a product of the Business in excess of $200,000 annually;

(x) any Contract (x) granting any Seller, any Purchased Company or Subsidiary of any Purchased Company any right to use any material Business Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software having a replacement cost and annual license fee of less than $50,000 in the aggregate), (y) restricting the right of any Seller, any Purchased Company or Subsidiary of any Purchased Company to use or register any material Owned Business Intellectual Property, or (z) permitting any other Person, to use, enforce, or register any material Owned Business Intellectual Property, including any license agreements, coexistence agreements, and covenants not to sue;

(xi) any Contract containing covenants that would restrict or limit in any respect the ability of the Business after the Closing to (A) engage or compete in any business or with any Person or in any geographic area or (B) solicit for employment or hire any Person;

(xii) promissory notes, loans, Contracts, indentures, evidences of Indebtedness or other instruments related to the lending of money, whether as borrower, lender or guarantor;

(xiii) any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $200,000 per annum;

(xiv) any material warranty, performance bond, bid bond, guarantee or other similar undertaking with respect to a contractual performance extended by any Seller, any Subsidiary of any Seller (other than a Purchased Company or Subsidiary of a Purchased Company), any Purchased Company or any Subsidiary of any Purchased Company with respect to the Business, the Purchased Assets or the assets or other businesses of the Purchased Companies or any Subsidiary of any Purchased Company;

(xv) any Contract requiring the Business to indemnify or hold harmless any Person other than those entered into in the ordinary course of business;

(xvi) any Contract containing a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party;

(xvii) any Contract with any Affiliate of any Seller, any other Purchased Company or any Subsidiary of any Purchased Company, other than Contracts that will be terminated at or prior to Closing;

(xviii) any Contract or agreement with a Governmental Entity (other than Permits);

(a) any Contract providing any severance or retention arrangement to any Current Business Employee; and

(xix) any Contract not otherwise made in the ordinary course of business that individually involves annual payments to or from the Business in excess of $200,000.

(b) (i) As of the date hereof, each Material Contract is in full force and effect and is valid, binding and enforceable against the parties thereto, in accordance with its terms, in each case, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and (ii) as of the date hereof, no Seller (or any applicable Subsidiary of any Seller or any other Purchased Company or any other Subsidiary of any Purchased Company) nor, to the Knowledge of Sellers, any other party to a Material Contract is in breach or violation of, or default under, any Material Contract and no event has occurred that with or without notice or lapse of time or both would constitute such a breach or default (whether by lapse of time or notice or both), except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(c) A copy of each Specified Business Contract that is a true, accurate and complete copy of such Contract and in effect as of the date hereof has been made available to Buyer.

Section 3.12 Compliance with Applicable Laws; Permits.

(a) None of the Sellers (with respect to the Business), the Purchased Companies or the Subsidiaries of the Purchased Companies is in violation in any material respect of any Law applicable to the conduct of the Business.

(b) The Sellers, the Purchased Companies or the Subsidiaries of the Purchased Companies hold all Permits necessary for the conduct of the Business as presently conducted, including all Environmental Permits (the “Business Permits”), other than any such Permits the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Business. The Sellers, the Purchased Companies and the Subsidiaries of the Purchased Company are in compliance in all material respects with the terms of the Business Permits. From and after the Closing, no Seller nor any Affiliate of any Seller shall initiate or prosecute, directly or indirectly, any Proceedings challenging the Business Permits to the extent relating to the operation of the Business.

Section 3.13 Environmental Matters. Except for such matters that would not reasonably be expected to be, individually or in the aggregate, material to the Business or as set forth on Section 3.13 of the Seller Disclosure Schedules:

(a) the Business, the Purchased Assets and the Purchased Companies and their Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes the possession of, and compliance with the terms of all Environmental Permits;

(b) there are no Proceedings pending or, to the Knowledge of Sellers, threatened against, involving or affecting the Business, the Purchased Assets or any Purchased Company or the Subsidiary of any Purchased Company alleging a violation of, or Liability under, Environmental Laws;

(c) there are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Material, which would be reasonably likely to form the basis of any Liability involving or affecting the Business, the Purchased Assets or Purchased Companies or the Subsidiaries of the Purchased Companies, as applicable;

(d) (i) this Agreement, and the transactions contemplated herein, are not subject to ISRA and no filings or other action are required to be taken as a result of this Agreement with respect to ISRA; (ii) none of the Purchased Companies, Subsidiaries of the Purchased Companies or Purchased Assets are “industrial establishments” as defined by ISRA; and (iii) neither the Business nor any Purchased Company nor any Subsidiary of a Purchased Company has any unresolved obligations under ISRA; and

(e) Sellers, the Purchased Companies and the Subsidiaries of the Purchased Companies have delivered or otherwise made available for inspection to Buyer true, complete and correct copies and results of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site investigations) studies, analyses, tests or monitoring relating to environmental matters at any of the Real Property or at any other location where the Purchased Companies or the Business have been alleged to be liable for any environmental matters and in the possession of or reasonably available to the Sellers, the Purchased Companies or the Subsidiaries of the Purchased Companies.

Section 3.14 Taxes.

(a) All federal, state, provincial and local income Tax returns and all other material Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities, the Business and by or with respect to the Purchased Companies and each of their Subsidiaries have been or will be timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) Each Seller has timely paid or will timely pay (or caused to be timely paid or duly and timely withheld and remitted) to the proper Taxing Authority all Taxes shown as due and payable on any filed Tax Return described in Section 3.14(a) and all other material Taxes due and payable with respect to the Purchased Assets, the Assumed Liabilities and the Business, other than any such Taxes that are being contested in good faith and by appropriate Proceedings and for which adequate reserves have been established and reflected in the Business Financial Statements.

(c) Each of the Purchased Companies and their respective Subsidiaries has timely paid or will timely pay (or caused to be timely paid or duly and timely withheld and remitted) to the proper Taxing Authority all Taxes shown as due and payable on any filed Tax Return described in Section 3.14(a) and all other material Taxes due and payable by it, other than any such Taxes that are being contested in good faith and by appropriate Proceedings and for which adequate reserves have been established and reflected in the Business Financial Statements.

(d) There is no Action by any Taxing Authority pending or asserted or threatened in writing in respect of any Taxes of or with respect to the Purchased Assets or the Purchased Companies or any of their Subsidiaries.

(e) None of the Purchased Companies nor any of their Subsidiaries is a party to or is subject to any Contract or agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes (other than any such Contract or agreement entered into in the ordinary course of business consistent with past practice, the primary focus of which is not Taxes).

(f) Each of the Purchased Companies and their respective Subsidiaries and, with respect to the Purchased Assets, the Assumed Liabilities and the Business, each Seller has complied in all material respects with all applicable Laws relating to the withholding of

Taxes, and all amounts withheld under such Laws have been duly and timely paid to the applicable Taxing Authority. Each of Pro Canadian and its Subsidiary has charged, collected and remitted on a timely basis all Taxes as required under applicable Law on any sale, supply or delivery whatsoever, made by it.

(g) No Seller or any Purchased Company or any of their respective Subsidiaries has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of or with respect to the Purchased Assets or the Purchased Companies or any Subsidiary of a Purchased Company, and no power of attorney has been granted by or with respect to the Purchased Assets or the Purchased Companies or any Subsidiary of a Purchased Company with regard to any matters relating to Taxes that is currently in force.

(h) None of the Purchased Companies nor any of their Subsidiaries is required to make any adjustment in any material respect (nor has any Taxing Authority proposed in writing any such adjustment) pursuant to Section 481 of the Code, or any similar provision of applicable Law, for any Straddle Period or any Post-Closing Period as a result of a change in accounting method. None of the Purchased Companies nor any of their Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar agreement under applicable state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) election under Section 108(i) of the Code or (iv) prepaid amount received on or prior to the Closing Date.

(i) None of the Purchased Companies nor any of their Subsidiaries is or has been a party to any “reportable transaction,” as defined in Sections 6011, 6662A, and 6707A of the Code and Treasury Regulations Section 1.6011-4(b).

(j) None of the Purchased Companies nor any of their Subsidiaries (i) has ever been a member of a Consolidated Group for purposes of filing any Tax Return, other than for purposes of filing affiliated, combined, consolidated or unitary Tax Returns of a group of which HD Supply or HD Supply Holdings, Inc. was the common parent, or (ii) has any liability arising from the application of Treasury Regulations Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law), or as a transferee or successor, by contract or otherwise.

(k) There are no Liens for Taxes upon any of the Purchased Assets or any of the assets of the Purchased Companies or any of their Subsidiaries other than Permitted Liens described in clause (a) of the definition thereof.

(l) No claim has been made in writing in the past five (5) years by a Taxing Authority in a jurisdiction where Tax Returns are not filed with respect to any of the Purchased Companies or any of their Subsidiaries that such Purchased Company or such

Subsidiary may be subject to taxation by that jurisdiction. Section 3.14(l) of the Seller Disclosure Schedules lists all jurisdictions in which Tax Returns are required to be filed, or Taxes are required to be paid, by or with respect to the Purchased Assets, the Business, the Purchased Companies and any Subsidiary of a Purchased Company.

(m) The Business Financial Statements properly reflect, in accordance with GAAP, as applicable, all material amounts of unpaid Taxes of the Business as of the date of such statements.

(n) None of the Purchased Companies nor any of their Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, within the two-year period preceding the date of this Agreement or as part of a plan (or series of related transactions), as defined in Section 355(e) of the Code, which includes the transactions contemplated by this Agreement, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(o) None of the Purchased Assets, the Purchased Companies or the Subsidiaries of the Purchased Companies has been the subject of a Tax ruling or a closing agreement as described in Section 7121 of the Code (or any corresponding or similar agreement under applicable state, local or foreign Tax Law) with any Governmental Entity that has in each case continuing effect after the Closing Date.

(p) The amount of “subpart F income” (within the meaning of Section 952(a) of the Code), of each foreign Subsidiary of a Purchased Company for the preceding three years has not been material. No Subsidiary of a Purchased Company that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code holds any material amount of “United States property” within the meaning of Section 956(c) of the Code. No Subsidiary of a Purchased Company has been at any time since its formation, nor would be for the Tax year that includes the Closing Date, a “passive foreign investment company” within the meaning of Section 1297(a) of the Code. None of the Purchased Companies or their respective Subsidiaries is subject to the “overall foreign loss” provisions of Section 904(f) of the Code. None of the Purchased Companies has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(q) Section 3.14(q) of the Seller Disclosure Schedules sets forth the respective entity classifications, and the applicable dates for such classifications, of the Purchased Companies and each of their Subsidiaries for U.S. federal and state Tax purposes.

(r) Since January 31, 2012, all related party transactions involving the Purchased Companies or any of their Subsidiaries are at arm’s length in accordance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local and non-U.S. Tax Law. Each of the Purchased Companies and each of their Subsidiaries has maintained in all respects all necessary documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder.

(s) HD Supply Canada, Inc. has satisfied contemporaneous documentation requirements under subsection 247(4) of the Income Tax Act (Canada). Purchases of services by HD Supply Canada, Inc. from non-arm’s length non-resident parties have been made on arm’s length terms and conditions.

(t) Immediately prior to the Pre-Closing Restructuring, the aggregate paid-up capital, as defined under the ITA, of each of (i) the Pro Canadian Equity Interests and (ii) the shares of HD Supply Canada, Inc. will exceed the aggregate value of the cash, if any, and other property to be distributed by Pro Canadian or HD Supply Canada, Inc., as the case may be, as part of the Pre-Closing Restructuring. The assets to be transferred as part of the Pre-Closing Restructuring consist of all or substantially all of the assets used in an active business carried on by HD Supply Canada, Inc.

(u) None of the Pro Canadian Equity Interests is “taxable Canadian property” within the meaning of the ITA, other than taxable Canadian property that is “excluded property” as defined in subsection 116(6) of the ITA. At the Closing, none of the Purchased Assets will be “taxable Canadian property” within the meaning of the ITA.

(v) The terms and conditions made or imposed in respect of every transaction (or series of transactions) between Pro Canadian, or its Subsidiary, and any Person that is (x) a non-resident of Canada for purposes of the ITA, and (y) not dealing at arm’s length with Pro Canadian or such Subsidiary, as the case may be, for purposes of the ITA, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the ITA.

(w) There are no transactions or events that have resulted, and no circumstances existing, which could result in the application to Pro Canadian or its Subsidiary of sections 80, 80.01, 80.02, 80.03, 80.04 of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(x) Neither Pro Canadian nor its Subsidiary has incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the ITA) with Pro Canadian or such Subsidiary, as the case may be, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the ITA, be included in Pro Canadian or such Subsidiary’s income for Canadian income tax purposes, as the case may be, for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

Section 3.15 Labor Relations; Employees and Employee Benefit Plans.

(a) Section 3.15(a) of the Seller Disclosure Schedules sets forth a list of each Benefit Plan and separately identifies as such each Purchased Company Benefit Plan. Sellers have made available to Buyer correct and complete copies of each Benefit Plan (or, to the extent that no such copy exists, an accurate written description thereof). In addition, with respect to each Purchased Company Benefit Plan, Sellers have made available to Buyer, to the extent applicable, (i) any related trust agreement or other funding instrument; (ii) the currently effective summary plan description required under ERISA, (iii) the most recent IRS determination letter; and (iv) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) Each Benefit Plan in which Business Employees participate that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification or is in the process of obtaining such a letter and, to the Knowledge of Sellers, no event has occurred since the issuance of the determination letters referred to in this clause (b) that could reasonably be expected to result in the revocation of any such determination letters.

(c) Each Purchased Company Benefit Plan has been operated in material compliance with its terms and applicable Law. All contributions, premiums and expenses required to be made to or paid in respect of Business Employees covered under a Benefit Plan, whether by Law or by the terms of the Benefit Plan or any agreement relating thereto, have been timely made.

(d) Except as set forth on Section 3.15(d) of the Seller Disclosure Schedules, no Benefit Plan is subject to Title IV of ERISA, is a Multiemployer Plan or is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No liability under Title IV of ERISA has been incurred by any Seller, any Purchased Company or any Subsidiary of a Purchased Company or any of their respective ERISA Affiliates that has not been satisfied in full when due, and no condition exists that could reasonably be expected to result in Buyer incurring a Liability under Title IV of ERISA by reason of any Benefit Plan. No Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or any trust established thereunder has failed to satisfy such requirements (determined without regard to any waiver thereof), and all contributions required to be made with respect thereto (whether pursuant to the terms of a Benefit Plan or otherwise) have been timely made.

(e) Except as set forth on Section 3.15(e) of the Seller Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other events) will (i) result in any payment that is the Liability of any of the Purchased Companies becoming due to any Business Employee (as defined herein), (ii) increase any benefits otherwise payable by any of the Purchased Companies to or in respect of any Business Employee or (iii) result in the acceleration of the time of payment or vesting of any such benefits. No Purchased Company or Subsidiary of a Purchased Company is a party to any plan, program, policy, agreement or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code by reason of the Transaction.

(f) There are no pending or, to the Knowledge of Sellers, threatened claims by or on behalf of any Purchased Company Benefit Plan, by any employee or beneficiary covered under any Purchased Company Benefit Plan in their capacity as such or otherwise involving any Purchased Company Benefit Plan (other than routine claims for benefits).

(g) No Benefit Plan provides welfare benefits in respect of Business Employees beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits under any “pension plan” within the meaning of Section 3(2) of ERISA, or (iii) benefits the full costs of which are borne by the Business Employee or his beneficiary.

(h) Each Purchased Company Benefit Plan has been maintained to the extent applicable in material compliance with Section 409A and Section 457A of the Code. No Purchased Company Benefit Plan is an International Benefit Plan.

(i) With respect to each International Benefit Plan: (i) all employer and employee contributions required by Law or by the terms of the International Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded International Benefit Plan, the liability of each insurer for any International Benefit Plan funded through insurance or the book reserve established for any International Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such International Benefit Plan according to the actuarial assumptions and valuations most recently used to determine required contributions to or in respect of such International Benefit Plan and no transaction contemplated by this Agreement will cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each International Benefit Plan required to be registered with any Governmental Entity has been registered and has been maintained in good standing with all applicable Governmental Entities.

(j) Set forth on Section 3.15(j) of the Seller Disclosure Schedules is a true, correct and complete list of each Collective Bargaining Agreement applicable to any Current Business Employees. No Current Business Employees are represented by any labor organization, union, works council or similar representative body with respect to their employment with Sellers or any of their Affiliates. With respect to the Business or the Business Employees, within the last two (2) years, there have been no actual, or to the Knowledge of Sellers, threatened material arbitrations, Proceedings, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting any Seller or any Affiliate of any Seller.

(k) With respect to the Purchased Companies or the Current Business Employees, no labor organization, union, works council, or group of employees of any Seller, any Affiliate of any Seller or any other Purchased Company or Subsidiary of a Purchased Company has made a currently pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. No Seller and no Affiliate of any Seller has any Knowledge of any labor union organizing activities with respect to the Business or any Current Business Employees.

(l) With respect to Business Employees and independent contractors who provide services to the Business (including outside sales representatives), each Seller, each

Affiliate of any Seller and each other Purchased Company or Subsidiary of a Purchased Company are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all laws respecting terms and conditions of employment, classification of employees and independent contractors, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(m) With respect to the Business or Current Business Employees, no Seller, no Affiliate of any Seller and no other Purchased Company or Subsidiary of a Purchased Company is and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(n) No Seller, no Affiliate of any Seller and no other Purchased Company or Subsidiary of a Purchased Company is delinquent in payments to any Business Employee for any services or amounts required to be reimbursed or otherwise paid.

(o) Set forth on Section 3.15(o) of the Seller Disclosure Schedules is a true and correct list, as of the date hereof, of each Current Business Employee, and for each Current Business Employee such Current Business Employee’s (i) name and job title, (ii) principal work location, (iii) hire date, (iv) work status (i.e. full-time, part-time, temporary, etc.), (v) status as exempt or non-exempt (if a Current U.S. Business Employee), (vi) active or inactive status, (vii) base salary or base wage rate and (viii) annual bonus potential. Sellers shall update such list not less than five (5) Business Days prior to the Closing and at Buyer’s reasonable request.

(p) Set forth on Section 3.15(p) of the Seller Disclosure Schedules is a true and correct list of each independent contractor who provides services to the Business (including each outside sales representative), and each such individual’s (i) name and function, (ii) principal work location, (iii) hire date, and (iv) fee rate.

(q) With respect to Current Business Employees, no Seller, no Affiliate of any Seller and no other Purchased Company or Subsidiary of a Purchased Company has received within the last two (2) years any written (i) notice of any unfair labor practice charge or complaint pending before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or Proceeding pending or threatened in any governmental forum by or on behalf of any Business Employee or current or former independent contractor (including any outside sales representative) or any applicant for employment or engagement or any classes of the foregoing.

(r) Each Seller, each Affiliate of any Seller and each other Purchased Company or Subsidiary of a Purchased Company is and has been in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act and any similar foreign, state or local Law relating to plant closings and layoffs.

(s) To the Knowledge of Sellers, no Business Employee or independent contractor is in any respect in violation of any material term of any employment Contract, Restrictive Covenant or other obligation: (i) to any Seller or any Affiliate of any Seller or (ii) to a former employer of any such individual relating (A) to the right of any such individual to be employed by any Seller or any Affiliate of any Seller or (B) to the knowledge or use of trade secrets or proprietary information.

(t) To the Knowledge of Sellers, as of the date of this Agreement, no Current Business Employee with an annual salary of $100,000 or above has given or has been given, notice of termination of employment or otherwise provided written notice of an intention to terminate his or her employment with the Business in the next six (6) months.

(u) Each Seller, each Affiliate of any Seller and each other Purchased Company or Subsidiary of a Purchased Company is in material compliance with any requirement to inform or consult with any labor organization, union, works council or employee representative body with respect to the transactions contemplated by this Agreement or under any Collective Bargaining Agreement.

(v) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Collective Bargaining Agreement, employment Contract, independent contractor (including any outside sales representative) Contract, or any other material labor-related agreement to which any Purchased Company or Subsidiary of a Purchased Company is a party.

Section 3.16 Related Party Transactions. Except as set forth on Section 3.16 of the Seller Disclosure Schedules, no officer, director, interest holder, immediate family member, (to the Knowledge of Sellers) relative or Affiliate of any Seller, any Affiliate of any Seller or any other Purchased Company or Subsidiary of a Purchased Company, or any Affiliate of the foregoing has any direct or indirect interest in any competitor, client, customer or supplier of any Seller, any Affiliate of any Seller or any other Purchased Company or Subsidiary of a Purchased Company or in any Person from whom or to whom any Seller, any Affiliate of any Seller or any other Purchased Company or Subsidiary of a Purchased Company leases any real or personal property or in any other Person with whom any Seller, any Affiliate of any Seller or any other Purchased Company or Subsidiary of a Purchased Company has any material business relationship, in each case as it relates primarily to the Business or the Purchased Assets or the assets or other businesses of the Purchased Companies or Subsidiaries of the Purchased Companies. Except as set forth on Section 3.16 of the Seller Disclosure Schedules, as it relates primarily to the Business or the Purchased Assets or the assets or other businesses of the Purchased Companies or any Subsidiary of any Purchased Company, no Affiliate of any Seller or any other Purchased Company or Subsidiary of a Purchased Company: (i) owns any material property or right, whether tangible or intangible, which is used by any Seller or any Affiliate of any Seller (excluding the Purchased Companies and the Subsidiaries of the Purchased Companies); (ii) to the Knowledge of Sellers, has any claim or cause of action against any Seller or any Affiliate of any Seller (excluding the Purchased Companies and the Subsidiaries of the Purchased Companies); (iii) owes any money to any Seller or any Affiliate of any Seller (excluding the Purchased Companies and the Subsidiaries of the Purchased Companies) or is owed money from any Seller or any Affiliate of any Seller (excluding the Purchased Companies and the Subsidiaries of the Purchased Companies) and which is not a Retained Liability (excluding any such Liabilities that are paid at or prior to Closing); and (iv) is a party to any Contract or other material arrangement, written or oral, with any Seller or any Affiliate of any Seller (excluding the Purchased Companies and the Subsidiaries of the Purchased Companies). To the Knowledge of Sellers, Section 3.16 of the Seller Disclosure Schedules sets forth every business relationship (other than normal employment relationships) between any Seller, any Affiliate of any Seller or any other Purchased Company or Subsidiary of a Purchased Company, on the one hand, and present or former stockholders, partners, officers, directors, employees or members of their families of any Seller (or any Affiliate of any Seller or any other Purchased Company or Subsidiary of a Purchased Company, as applicable), on the other hand, in each case as it relates to the Business or the Purchased Assets or the assets or other businesses of the Purchased Companies or Subsidiaries of the Purchased Companies.

Section 3.17 Accounts Receivable. Except as set forth on Section 3.17 of the Seller Disclosure Schedules, and subject to reserves reflected in the Business Financial Statements, all accounts receivable of the Business represent bona fide sales actually made in the ordinary course of business in accordance with past practice, and such accounts receivable represent legal, valid and binding claims against the debtors thereunder.

Section 3.18 Accounts Payable. Except as set forth on Section 3.18 of the Seller Disclosure Schedules, there are no unpaid invoices or bills representing amounts alleged to be owed by the Business, or other alleged obligations of the Business, which the Business disputed or determined to dispute or refuse to pay.

Section 3.19 Inventory. Except as set forth on Section 3.19 of the Seller Disclosure Schedules, all of the Inventory whether reflected in the Business Financial Statements or otherwise, consists, in all material respects, of a good quality and quantity usable and salable in the ordinary and usual course of business.

Section 3.20 Brokers. Other than Goldman, Sachs & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by any Seller or on behalf of any Seller by its Affiliates.

Section 3.21 Insurance. The Sellers, the Purchased Companies and the Subsidiaries of the Purchased Companies carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering (i) the

Purchased Companies and the Subsidiaries of the Purchased Companies and (ii) the Purchased Assets and the other assets of the Purchased Companies and the Subsidiaries of the Purchased Companies, in each case, against such risks as is generally maintained by companies engaged in the same or similar business, and all such insurance is in full force and effect. The Sellers, the Purchased Companies and the Subsidiaries of the Purchased Companies have no reason to believe that they will not be able (A) to renew their existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct the Business as now conducted.

Section 3.22 OFAC. No Seller, no Purchased Company and no Subsidiary of any Purchased Company nor, to the Knowledge of Sellers, any director or officer of any Seller, any Purchased Company or any Subsidiary of any Purchased Company is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and Sellers will not directly or indirectly use the proceeds of the sale of the Purchased Assets or the Purchased Company Equity Interests, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person that is, to the Knowledge of Sellers, currently subject to any such sanctions.

Section 3.23 Anti-Corruption Laws. No Seller, no Purchased Company and no Subsidiary of any Purchased Company nor, to the Knowledge of Sellers, any director or officer of any Seller, any Purchased Company or any Subsidiary of any Purchased Company has taken any action, directly or indirectly, that would result in a violation by any of such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the Corruption of Foreign Public Officials Act (Canada) or the anti-corruption Laws of any other jurisdiction where the Business is carried on and the rules and regulations thereunder (collectively, the “Anti-Corruption Laws”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term or its equivalent is defined in the Anti-Corruption Laws) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the Anti-Corruption Laws, and each Seller, each Purchased Company and each Subsidiary of any Purchased Company has conducted the Business in compliance with the Anti-Corruption Laws and has instituted policies and procedures designed to ensure continued compliance therewith.

Section 3.24 Money Laundering Laws. The Business and the operations of the Purchased Companies and their Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Sellers, Sellers’ Affiliates, the Purchased Companies and the Subsidiaries of the Purchased Companies conduct the Business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Seller, any Affiliate of any Seller, any Purchased Company or any Subsidiary of a Purchased Company, with respect to the Money Laundering Laws is pending or, to the Knowledge of Sellers, threatened.

Section 3.25 Import and Export Controls. There is no pending or, to the Knowledge of Sellers, threatened Proceeding against, or investigation by a Governmental Entity of, the Business, any Purchased Company or any Subsidiary of any Purchased Company, nor is there any judgment imposed (or, to the Knowledge of Sellers, threatened to be imposed) upon the Business, any Purchased Company or any Subsidiary of any Purchased Company by or before any Governmental Entity, in each case, in connection with an alleged violation of applicable Law relating to the import or export of data, goods or services to any foreign jurisdiction against which the United States, Canada or United Nations maintains sanctions or export controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State and OFAC, and in which Sellers, Sellers’ Affiliates, the Purchased Companies or the Subsidiaries of the Purchased Companies conduct the Business.

Section 3.26 Customers and Suppliers. Section 3.26 of the Seller Disclosure Schedules lists each customer of the Business which generated revenues for the Business in the fiscal year ended February 1, 2015, in excess of $7,500,000 and the top fifty (50) suppliers of the Business in the fiscal year ended February 1, 2015. Except as described on Section 3.26 of the Seller Disclosure Schedules, during the twelve (12) month period ending on the date hereof, the Business has not (a) received any written or, to the Knowledge of Sellers, verbal indication that any such customer or supplier plans to stop or materially decrease the amount of business done with the Business, (b) materially decreased the prices charged to any such customer in a manner inconsistent with the terms of its existing agreement or order with any such customer, or (c) materially increased the prices charged to any such supplier in a manner inconsistent with the terms of its existing supply agreement with any such supplier. In addition, the Business is not involved with any material claim or dispute with any customer or supplier of the Business set forth on Section 3.26 of the Seller Disclosure Schedules.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, the certificate contemplated by Section 7.2(c) or in the Transaction Documents (a) no Seller nor any Affiliate of any Seller has made any other representation or warranty, expressed or implied, as to the Purchased Assets, the Assumed Liabilities, the Business, the Purchased Companies or the Subsidiaries of the Purchased Companies on behalf of any Seller or any Affiliate of any Seller, and (b) Buyer has not relied on any representation or warranty from any Seller or any Affiliate of any Seller in determining to enter into this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Buyer Disclosure Schedules shall be deemed to have been disclosed in any other section in the Buyer Disclosure Schedules to which the applicability of such disclosure is readily apparent), Buyer hereby represents and warrants to

Sellers, as of the date hereof and as of the Closing Date (or, if a representation or warranty is made as of a specified date, as of such date), as follows:

Section 4.1 Organization, Standing and Power. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and in which it is required to so qualify, and has all necessary organizational power and authority to carry on its business as presently conducted, except as would not reasonably be expected to impair or materially impair the ability of Buyer to (a) perform its obligations under this Agreement or (b) consummate the Transaction and the other transactions contemplated hereby (each of clause (a) and clause (b), a “Buyer Material Adverse Effect”).

Section 4.2 Authority; Execution and Delivery; Enforceability. Buyer has all necessary power and authority to execute this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the Transaction and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other actions of Buyer. Buyer has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Sellers, this Agreement will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 4.3 No Conflicts; Consents. The execution and delivery by Buyer of this Agreement does not, and the consummation of the Transaction and the other transactions contemplated hereby and compliance by Buyer with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require any Approvals (other than by any Governmental Entity) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Buyer or any of its Subsidiaries under, any provision of (a) the certificate of incorporation, bylaws or equivalent governing documents of Buyer or (b) any Judgment or Law applicable to Buyer or its Subsidiaries, or the properties or assets of Buyer or its Subsidiaries, except, in each case, for any such items that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. No Approval of any Governmental Entity is required to be obtained or made by or with respect to Buyer or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than in respect of Antitrust Laws.

Section 4.4 Financial Ability to Perform. Buyer has available to it as of the date hereof, and will have available to it at the Closing, funds sufficient to enable Buyer to perform all of its obligations hereunder, including delivering the Purchase Price to Sellers, as and when contemplated by this Agreement and to pay or otherwise perform all of the obligations of Buyer under the other Transaction Documents.

Section 4.5 Brokers. Other than Greenhill & Co., Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.6 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, the certificate contemplated by Section 7.3(c) or in the Transaction Documents, (a) neither Buyer nor any of its Affiliates has made any other representation or warranty, expressed or implied, on behalf of Buyer or any of its Affiliates, and (b) Sellers have not relied on any representation or warranty from Buyer or any its Affiliates in determining to enter into this Agreement.

ARTICLE V.

COVENANTS

Section 5.1 Efforts.

(a) From and after the date hereof, Buyer and each Seller shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Transaction and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable and (ii) the execution and delivery of any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limiting the foregoing, Buyer and each Seller shall use their reasonable best efforts to take all actions necessary to obtain (and shall cooperate with each other in obtaining) any Regulatory Approvals (which actions shall include Buyer filing a request for advance ruling certificate under the Competition Act and each of Buyer and each Seller filing, as soon as is practicable (and subject to the immediately succeeding sentence), pre-merger notifications under Part IX of the Competition Act and furnishing all information required in connection with such Approvals) required to be obtained or made by Buyer, any Seller, any Purchased Company or any Subsidiary of any Purchased Company in connection with the Transaction or the other transactions contemplated by this Agreement. Within ten (10) Business Days following the date hereof, Sellers and Buyer will make the initial filings or submissions as are required under the HSR Act and any other applicable Antitrust Law. Additionally, Buyer and each Seller shall use their respective reasonable best efforts to fulfill all conditions precedent to this Agreement (including those set forth in Section 7.1) and shall not take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing. To the extent that transfers of any Permits are required as a result of the execution of this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement, the Parties hereto shall use reasonable best efforts to effect such transfers. Each of the Parties hereto hereby agrees that (i) the Parties will bear the costs of obtaining any

Approval set forth on Section 7.2(d) of the Seller Disclosure Schedules or Section 7.2(e) of the Seller Disclosure Schedules as set forth on Section 5.1(a) of the Seller Disclosure Schedules and (ii) HD Supply and Buyer shall each pay when due and be responsible for one half of any and all filing fees in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Transaction or the other transactions contemplated by this Agreement under the HSR Act and the filing of any notice under the Competition Act.

(b) Prior to the Closing, Buyer and HD Supply shall each keep the other apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 5.3 of this Agreement, Buyer and HD Supply shall promptly consult with each other to provide any necessary information with respect to (and, in the case of correspondence, provide the other (or their counsel) copies of) all filings made by such Party (or in the case of HD Supply, any filings made by any Seller) with any Governmental Entity or any other information supplied by such Party (including in the case of HD Supply, any other information supplied by any Seller) to, or correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 5.3 of this Agreement, Buyer and HD Supply shall promptly inform the other, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communication from any Governmental Entity (including in the case of HD Supply, any communications from any Governmental Entity to any Seller) regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity. If any Party or any Representative of any Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with Buyer (in the case of any Seller receiving such a request) and HD Supply (in the case of Buyer receiving such a request), an appropriate response in compliance with such request. Except with respect to Taxes, each of Buyer and HD Supply and its Representatives shall be entitled to participate in any substantive meeting or telephone or other conversations with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement (or to make submissions at meetings or in telephone or other conversations) to the extent not prohibited by such Governmental Entity. Except with respect to Taxes, and subject to the Confidentiality Agreement and Section 5.3, Buyer and HD Supply shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it (including in the case of HD Supply, all such correspondence, filings and communications between any Seller) and any such Governmental Entity with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement, and furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity. Buyer and HD Supply may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or HD Supply, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Section 5.1(b) may be redacted (i) to remove references concerning the valuation of or future plans for the Business, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(c) Buyer and each Seller shall each use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using reasonable best efforts to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date); provided, that, notwithstanding anything to the contrary set forth in this Agreement, Buyer shall not be obligated to, and nothing in this Agreement shall be construed to require Buyer to, proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate or agree to sell, divest, transfer, dispose of or otherwise encumber before or after the Closing, any material assets, material licenses, material operations, material rights, material product lines, material businesses or material interests therein of the Business or of Buyer (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbering by any Seller of any material assets of the Business or to any agreement by any Seller to take any of the foregoing actions) or to agree to make any material change (including through a licensing arrangement) or restriction on, or other impairment of Buyer’s ability to own or operate, any such material assets, material licenses, material product lines, material businesses or material interests therein or Buyer’s ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to ownership interests in the Business or of Buyer.

Section 5.2 Covenants Relating to Conduct of Business.

(a) Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as otherwise permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, and except as Buyer may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), Sellers shall (and shall cause their respective Subsidiaries and any other Purchased Company or Subsidiary of a Purchased Company to) (i) conduct the Business in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact the Business, and, with respect to the Business to keep available the services of its employees, independent contractors (including outside sales representatives) and agents, and maintain its relations and goodwill with its suppliers, customers, employees, independent contractors (including outside sales representatives), agents, and others having business relationships with any Seller, any Affiliate of any Seller or any other Purchased Company or Subsidiary of a Purchased Company in respect of the Business.

(b) Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as otherwise permitted or required by the terms of this Agreement, and solely with respect to the Purchased Assets, Purchased Companies, Subsidiaries of the Purchased Companies, Assumed Liabilities and the Business, Sellers shall not, and shall cause each Purchased Company and each Subsidiary of a Purchased Company not to, do any of the following without the prior consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(i) (A) hire or terminate the employment of any Current Business Employee, in each case except in the ordinary course of business or (B) enter into or materially amend any Benefit Plan or any employment, bonus, severance or retirement contract or arrangement, or materially increase any salary or other form of compensation or benefits payable or to become payable to any of the Current Business Employees or pay any special bonus to any Current Business Employees;

(ii) enter into or materially amend any Collective Bargaining Agreement;

(iii) grant, create, assume or otherwise incur any Lien (other than Permitted Liens) on any of the Purchased Company Equity Interests, Purchased Assets or any assets of any Purchased Company or any Subsidiary of a Purchased Company other than in the ordinary course consistent with past practice;

(iv) (A) sell, assign, transfer, encumber or otherwise dispose of any Purchased Company Equity Interests or (B) sell, assign, transfer, encumber or otherwise dispose of any Purchased Asset or any assets of any Purchased Company or any Subsidiary of a Purchased Company other than in the ordinary course of business consistent with past practice;

(v) change the general level of pricing of services and products of the Business other than in the ordinary course of business consistent with past practice;

(vi) except as required by Law or the rules and regulations of any stock exchange, make any material change in accounting practices, billing or cash management practices (including with respect to the timing and frequency of collection of receivables and paying of payables);

(vii) waive or release any of their rights under any Restrictive Covenant provisions of any Contracts relating to the Business;

(viii) terminate, suspend, amend or modify in any material respect, any Business Permit, except in the ordinary course of business consistent with past practice;

(ix) (A) terminate a Material Contract or (B) enter into any new Contract that would be a Material Contract under the definition of Material Contract if entered into prior to the date hereof, other than, in each case, in the ordinary course of business consistent with past practice and except for renewals, terminations or expirations in accordance with the terms of any Material Contract;

(x) authorize or effect any amendment to or change the organizational documents of any Purchased Company or any Subsidiary of a Purchased Company;

(xi) issue, authorize the issuance of or consent to the issuance of any equity interests or grant any options, warrants, or other rights to purchase or obtain any of equity securities or issue, sell or otherwise dispose of any of its equity securities or redeem, repurchase or otherwise acquire any securities of any Purchased Company or any Subsidiary of a Purchased Company (other than to another Purchased Company);

(xii) except for transactions among the Sellers, the Purchased Companies and their respective Affiliates in the ordinary course, (A) incur any Indebtedness other than in the ordinary course of business or for amounts not exceeding $100,000, (B) make any material acquisition of any assets or businesses, (C) sell, pledge, dispose of or encumber (other than a Permitted Lien) any material assets or businesses other than in the ordinary course of business or sales or dispositions of businesses or assets already contracted by any Seller, any Purchased Company or their respective Affiliates, to a wholly owned Purchased Company or as may be required by applicable Law, or (D) enter into any binding Contract with respect to any of the foregoing;

(xiii) enter into any Contract in relation to the Business for the purchase of real property or lease (as lessee) of real property or exercise any option to extend any leases related to the Transferred Leased Property;

(xiv) settle any Proceeding other than in the ordinary course of business consistent with past practice involving solely money damages or otherwise containing terms that would not be binding on the Business following the Closing;

(xv) (A) change any Tax accounting methods, policies or practices, other than any such changes as are required by a change in GAAP or applicable Law, (B) make, revoke, or amend any Tax election, (C) file any amended Tax Return or claim for refund, (D) enter into any closing agreement as described in Section 7121 of the Code (or any corresponding or similar agreement under applicable state, local or foreign Tax Law) affecting any Tax liability or refund, (E) settle or compromise any material Tax liability or refund, or (F) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax;

(xvi) make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law or are consistent with the Transaction Accounting Principles or otherwise apply generally to Sellers;

(xvii) except as necessary in the ordinary course of business consistent with past practice, grant to or acquire from any Person, or dispose of or permit to lapse any rights to any material Owned Business Intellectual Property, or disclose to any Person, other than representatives of Buyer, any material confidential Know-How included in the Business Intellectual Property; or

(xviii) authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

Section 5.3 Confidentiality.

(a) Buyer acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain confidentiality agreement between Anixter International Inc. and HD Supply dated as of April 21, 2015 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall, subject to the following sentence, survive the Closing; provided, that actions taken by the parties hereunder to the extent necessary in order to comply with their respective obligations under Section 5.1 hereunder shall not be deemed to be in violation of this Section 5.3 or the Confidentiality Agreement; provided, further, that the foregoing shall not affect Section 5.1(b) to the extent that Section 5.1(b) specifies that it is subject to this Section 5.3 or the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate (but not with respect to any documents or information provided thereunder that constitute Excluded Assets).

(b) HD Supply hereby agrees with Buyer that it shall not, and shall not permit its Affiliates (including the other Sellers) or their respective Representatives and agents to, for five (5) years following the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose to any third party (other than HD Supply’s Affiliates and its and their respective Representatives) or use any confidential or proprietary information of any Purchased Company or any Subsidiary of any Purchased Company or otherwise included in the Purchased Assets (“Confidential Business Information”); provided, however, that the term “Confidential Business Information” will not include any information (i) that becomes available to HD Supply or its Affiliates or their respective Representatives from and after the Closing, from a third party source that is not actually known by HD Supply to be under any obligations of confidentiality in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (iii) that is independently developed by HD Supply or its Affiliates without use of Confidential Business Information or otherwise in breach of any other confidentiality obligation binding upon HD Supply or any such Affiliates. In addition, the foregoing shall not prohibit HD Supply, its Affiliates or any of their respective Representatives (A) from using Confidential Business Information for the purpose of complying with the terms of any of the Transaction Documents or any Contract that has not been assigned or transferred pursuant to Section 2.11, or (B) disclosing Confidential Business Information that HD Supply, any of its Affiliates or its or their Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) or the rules or regulations of any stock exchange to disclose (provided that HD Supply will, to the extent not legally prohibited, provide Buyer with prompt written notice of such request so that Buyer may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 5.3(b)).

Section 5.4 Access to Information.

(a) Sellers shall afford to Buyer and its Representatives reasonable access, upon reasonable notice during normal business hours, during the period prior to the Closing, to the properties, books, Contracts, records and personnel of Sellers and their respective Subsidiaries related to the Business, the Purchased Assets, the Purchased Companies, and the Subsidiaries of the Purchased Companies, including for the purpose of reviewing the Closing Statement delivered to Buyer pursuant to Section 2.9(b) of this Agreement; provided, however, that no Seller nor any Affiliate of any Seller shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4(a); provided, further, however, that each Seller and Affiliate of a Seller shall use commercially reasonable efforts to obtain any consent required to permit the access afforded to Buyer and its Representatives pursuant to this Section 5.4(a). During the period from the date of this Agreement until the earliest of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee (excluding executive officers), customer, supplier or other material business relation of the Business regarding the Business or the transactions contemplated by this Agreement without the prior written consent of Sellers (not to be unreasonably withheld, delayed or conditioned).

(b) Buyer agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business, under the supervision of the applicable Purchased Company’s personnel and in such a manner as to maintain the confidentiality of this Agreement and the Transaction and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, no Seller nor any Affiliate of any Seller shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws; provided, however, that each Seller and Affiliate of a Seller shall use commercially reasonable efforts to obtain any consent required to permit the access afforded to Buyer and its Representatives pursuant to Section 5.4(a).

(c) At and after the Closing, Buyer shall, and shall cause its Affiliates to, afford HD Supply, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, consistent with applicable Law and in accordance with the procedures established by Buyer or its Affiliates, as applicable, reasonable access to the personnel, books and records of the Business, the Purchased Companies and the Subsidiaries of the Purchased Companies to the extent that such access may be reasonably requested by HD Supply, including in connection with financial statements, taxes, reporting obligations and compliance with applicable Laws.

(d) Buyer agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law.

(e) Notwithstanding the provisions of this Section 5.4, while the existence of an adversarial proceeding between the Parties will not abrogate or suspend the provisions of this Section 5.4, as to such records or other information directly pertinent to such dispute, the Parties may not utilize this Section 5.4 but rather, absent agreement, must utilize the rules of discovery.

Section 5.5 Publicity. From the date of this Agreement until the Closing, no Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement without the prior written consent of Buyer (in the case of a press release or public announcement proposed to be issued or publicized by a Seller) or HD Supply (in the case of a press release or public announcement proposed to be issued or publicized by HD Supply) (which consent, in either such case, shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, and in any event a Party shall use its reasonable best efforts to consult with the other Party a reasonable time in advance of such required disclosure.

Section 5.6 Intercompany Accounts and Intercompany Arrangements. Except as set forth in Section 5.6 of the Seller Disclosure Schedules, effective upon the Closing, all intercompany accounts among any Seller and/or any Affiliate of any Seller (excluding the Purchased Companies and the Subsidiaries of the Purchased Companies), on the one hand, and the Business or the Purchased Assets or the assets or other businesses of the Purchased Companies or the Subsidiaries of the Purchased Companies, on the other hand, will be voided, cancelled, terminated and discharged. Any holder of a note or other evidence of Indebtedness, obligation or account, if any, that is deemed voided, cancelled, terminated and discharged in accordance with this Section 5.6 shall surrender such note or other evidence, if any, to the obligor thereon. For the avoidance of doubt, any agreements, understandings or Contracts entered into by any Seller or any of its Affiliates, other than any Purchased Company, with a third party, shall not be terminated pursuant to this Agreement.

Section 5.7 Employee Matters.

(a) As soon as practicable following the date hereof, but in any event, not less than fourteen (14) calendar days prior to the Closing Date, Buyer shall, or shall cause an Affiliate of Buyer to, make an offer of employment commencing as of the Closing Date to each Current Business Employee listed on Section 5.7(a) of the Seller Disclosure Schedules, in a substantially comparable job or position and in the same location as in effect immediately prior to the Closing Date, and other than Current Business Employees who are covered by a Collective Bargaining Agreement, (i) at a salary or wage level and bonus opportunity at least equal to the salary or wage level and bonus opportunity to which such Current Business Employees were entitled immediately prior to the Closing Date and (ii) subject to Section 5.7(f), with benefits, perquisites and other terms and conditions of employment that are substantially similar in the aggregate to the benefits, perquisites and other terms and conditions that such Current Business Employees were entitled to receive immediately prior to the Closing Date (including, to the extent set forth on Section 3.15(a) of the Seller Disclosure Schedules, any benefits pursuant to qualified and non-qualified retirement and savings plans, medical, dental and pharmaceutical plans and programs, deferred compensation arrangements and equity-based and incentive compensation plans). Sellers shall reasonably cooperate with Buyer with respect to the transfer of Current Business Employees who are listed on Section 5.7(a) of the Seller Disclosure Schedules. Sellers shall cause the employment of each Current Business Employee listed on Section 5.7(a) of the Seller Disclosure Schedules who does not accept such offer of employment to be terminated effective as of not more than five (5) Business Days following the Closing Date. Those Current Business Employees listed on Section 5.7(a) of the Seller Disclosure Schedules who accept such offers of employment with Buyer and commence active employment with Buyer or an Affiliate of Buyer effective as of the Closing Date (or, if applicable, upon expiration of leave or inactive status) shall be referred to herein as “Transferred Business Employees” and shall not be treated as Transferred Business Employees unless, and shall remain employees of a Seller or an Affiliate of Seller until, they commence active employment with Buyer or an Affiliate of Buyer. Buyer acknowledges that the Current Business Employees (other than the Current Business Employees located in Canada (all of whom are employed by HD Supply Canada, Inc.)) are currently employed by HD Supply Management, Inc., an Affiliate of the Purchased Companies. Seller acknowledges that the employment offers to Current Business Employees shall be subject to Buyer’s standard employee onboarding procedures, including satisfactory provision by such Current Business Employees of work authorization and the execution of Buyer’s standard employee Restrictive Covenants. For greater certainty, and notwithstanding anything in this Agreement to the contrary, Buyer shall not make any offers of employment under this Section 5.7(a) to the Current Business Employees located in Canada employed by Pro Canadian or one of its Subsidiaries, but shall not be alleviated from any of Buyer’s other obligations in this Section 5.7, including providing Current Business Employees located in Canada employed by Pro Canadian or one of its Subsidiaries with a salary, wage level and bonus opportunity consistent with clause (i) of this Section 5.7(a).

(b) Without limiting the generality of Section 5.7(a), Buyer agrees that: (i) Buyer will cause the benefit plans applicable to the Transferred Business Employees on and after the Closing Date (the “Buyer’s Plans”) to recognize all previous service with the Sellers, Sellers’ Affiliates, and such entities’ predecessor entities for the purpose of determining eligibility for and entitlement to succeeding benefits, including for vesting but, except for vacation, severance and short term disability purposes, not for benefit accrual or benefit level determination purposes, to the extent such service was recognized for such purpose by Sellers and their Affiliates as of immediately before the Closing Date; (ii) Buyer will cause the Buyer’s Plans to recognize all costs and expenses incurred by the Transferred Business Employees (and their dependents and beneficiaries) up to (and including) the Closing Date and the Seller COBRA Period where applicable, for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such benefit plan, and to waive any preexisting condition, evidence of insurability or good health exclusions for the Transferred Business Employees (exclusive of evidence of insurability requirements applicable to coverage levels other than levels of coverage for which issuance is guaranteed); and (iii) subject to Section 5.7(f), Buyer will assume all liabilities to provide continuation coverage pursuant to Section 4980B of the Code and Section 601 et seq. of ERISA to each Transferred Business Employee whose “qualifying event” occurs on the Closing Date and to each of his or her “qualified beneficiaries,” with “qualifying event” and “qualified beneficiaries” defined under Section 4980B of the Code and Section 601 et seq. of ERISA.

Between the date hereof and the Closing, the Parties will use good faith efforts to put in place substantially similar benefits for the Current Business Employees located in Canada as such Current Business Employees were entitled to receive immediately prior to the date hereof.

(c) Each Transferred Business Employee who is a participant in the HD Supply 401(k) Retirement Plan (the “Seller Savings Plan”) shall cease to be an active participant under such plan effective as of the Closing Date. Effective as of the Closing Date, Buyer shall (or shall cause an Affiliate to) have in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer Savings Plan”) in which, subject to Section 5.7(b), the Transferred Business Employees shall be eligible to participate. For at least six (6) months following the Closing Date, Buyer shall cause the Buyer Savings Plan to accept a contribution in cash or, to the extent of any notes associated with the outstanding balance of any loans to Transferred Business Employees that are not then in default, in kind, attributable to any eligible rollover distribution (within the meaning of Section 401(a)(31) of the Code) of the benefit of a Transferred Business Employee under the Seller Savings Plan.

(d) Notwithstanding anything in this Agreement to the contrary, after the Closing, the terms and conditions of employment for any Transferred Business Employee whose employment is subject to a Collective Bargaining Agreement (i) to which a Purchased Company or any Subsidiary of a Purchased Company is party or (ii) which transfers by operation of applicable Law to Buyer or its Affiliates, shall be governed by such Collective Bargaining Agreement (with any modifications to account for terms and conditions of employment, including provision of benefits, being provided by Buyer or its Affiliates) until its expiration, modification or termination in accordance with its terms and applicable Law.

(e) Seller (or any Affiliate of any Seller) will pay all Liabilities relating to any unused vacation days, personal days, sick days or other paid time off owing to any Business Employee upon the termination of such Business Employee’s employment with any Seller or any Affiliate of any Seller in accordance with any personnel policies or Contracts applicable to such employees and applicable Law.

(f) During the period, if any, from the Closing Date through December 31, 2015 (the “Seller COBRA Period”), neither Buyer nor any of its Affiliates shall be required to provide in respect of any Transferred Business Employee any benefits subject to continuation coverage pursuant to Section 4980B of the Code or Section 601 et seq. of ERISA. During the Seller COBRA Period, Seller shall retain all liabilities to provide continuation coverage pursuant to Section 4980B of the Code and Section 601 et seq. of ERISA to each Transferred Business Employee whose “qualifying event” occurs on the Closing Date and to each of his or her “qualified beneficiaries,” with “qualifying event” and “qualified beneficiaries” defined under Section 4980B of the Code and Section 601 et seq. of ERISA, provided that (x) Buyer shall remit to HD Supply, within five (5) Business Days following each calendar month ending following the Closing Date, an amount equal to the excess of (A) 102% of the applicable premium (within the meaning of Section 4980B of the Code and Section 601 et seq. of ERISA) in respect of any calendar month (or portion thereof) ending with or during the Seller COBRA Period for which a

Transferred Business Employee (or his or her qualified beneficiary) duly elected such continuation coverage over (B) any amount previously remitted by Buyer to HD Supply pursuant to this Section 5.7(f), and (y) Buyer may (or may cause an Affiliate to) withhold from the wages of any Transferred Business Employee in respect of whom such continuation coverage is elected an amount equal to, in respect of any portion of the Seller COBRA Period for which such Transferred Business Employee (or his or her qualified beneficiary, as the case may be) duly elects such continuation coverage, what would have been the employee cost in respect of such coverage under the applicable Benefit Plan had coverage continued in respect of such Transferred Business Employee (and his or her qualified beneficiary, as the case may be) during such period on the same terms and conditions as were applicable immediately before the Closing Date. Sellers shall not (and shall cause their Affiliates to not) otherwise impose any cost on Transferred Business Employees (or their respective qualified beneficiaries) for such continuation coverage in respect of the Seller COBRA Period; provided, however, in addition to the payment required by Section 5.7(f)(x) above, Buyer shall remit to Sellers within ten (10) days following the end of each calendar month during the Seller COBRA Period, the excess, if any, of the aggregate dollar amount of claims incurred by the Transferred Business Employees and/or “qualified beneficiaries” covered by COBRA and paid under any Benefit Plan of the Sellers pursuant to COBRA and this Section 5.7(f), over the aggregate amount of premiums remitted by Buyer in payment of such COBRA coverage pursuant to this Section 5.7(f). Not later than five (5) days after the Closing Date, Sellers shall inform Buyer, in respect of each Transferred Business Employee (and his or her qualified beneficiary), of the cost described in respect of such person under Section 5.7(f)(x)(A) and Section 5.7(f)(y), respectively, and provide Buyer with such supporting information in respect of such costs as Buyer shall reasonably request.

(g) Without limiting the generality of Section 10.4, the provisions of this Section 5.7 are solely for the benefit of the Parties to this Agreement and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan or other employee benefit plan for any purpose.

(h) Notwithstanding anything in this Agreement to the contrary, any Current Business Employee who is not employed by Pro Canadian or a Subsidiary of Pro Canadian and who is not actively at work as of the Closing (by reason of any leave or absence whatsoever, including any medical, disability, workers’ compensation, vacation, sick, personal, or other leave, regardless of the duration of such leave) (“Inactive Current Business Employees”) shall not be treated as a Current Business Employee or Transferred Business Employee for purposes of Section 5.7 unless and until such employee is able to return to active employment and the active performance of his or her normal job duties, provided that such date occurs before the one-year anniversary of the Closing Date (“Return Date”). For purposes of clarity, Inactive Current Business Employees shall not receive offers of employment under Section 5.7 until their Return Date.

Section 5.8 Financial Obligations.

(a) As soon as reasonably practicable (but in any event within thirty (30) days) following the Closing, Buyer shall at its sole expense (i) arrange for substitute letters of credit, surety bonds, guarantees and other obligations to replace the outstanding letters of credit, surety bonds, guarantees and other contractual obligations entered into by or on behalf of HD Supply, any other Seller or any of their respective Affiliates (other than the Purchased Companies and Subsidiaries thereof) in connection with or relating to the Business, the Purchased Assets or the Assumed Liabilities, in each case that are listed on Section 5.8 of the Seller Disclosure Schedules (together, the “Guarantees”) or (ii) assume all obligations under any Guarantee not so replaced. Buyer further agrees that to the extent any Seller or any Affiliate of any Seller incurs any cost or expense, or is required to make any payment, in connection with such Guarantees on or after the Closing, Buyer shall indemnify and hold harmless such Seller or such Affiliate against, and reimburse such Seller or such Affiliate for, any and all amounts paid, including costs or expenses in connection with such Guarantees.

(b) As soon as reasonably practicable (but in any event within thirty (30) days) following the Closing, HD Supply shall at its sole expense (i) arrange for substitute letters of credit, surety bonds, guarantees and other obligations to replace the outstanding letters of credit, surety bonds, guarantees and other contractual obligations entered into by or on behalf of a Purchased Company or any Subsidiary of a Purchased Company which are unrelated to the Business (together, the “Purchased Company Guarantees”) or (ii) assume all obligations under any Purchased Company Guarantee not so replaced. HD Supply further agrees that to the extent Buyer or any Affiliate of Buyer incurs any cost or expense, or is required to make any payment, in connection with such Purchased Company Guarantees on or after the Closing, HD Supply shall indemnify and hold harmless Buyer or such Affiliate against, and reimburse Buyer or such Affiliate for, any and all amounts paid, including costs or expenses in connection with such Purchased Company Guarantees.

Section 5.9 Use of Names and Trademarks. Except as set forth in this Section 5.9 and Section 5.15, the Parties acknowledge that Sellers and their Affiliates are retaining all rights with respect to the HD Supply Marks. As soon as reasonably practicable after the Closing Date, but in any event within six (6) months after the Closing Date, Buyer will, at its own expense, remove any and all exterior signs and other identifiers located on or attached to the Purchased Companies’ property, building, vehicles, signs or premises that refer or pertain to or that include the HD Supply Marks. Additionally, as soon as reasonably practicable after the Closing Date, but in any event within six (6) months after the Closing Date, Buyer will remove from all of the Purchased Companies’ publicly distributed or publicly accessible letterhead, envelopes, invoices, supplies, labels, product packaging and inserts, web site publications, promotional materials, marketing collateral, advertisements, and other communications media of any kind, all references to the HD Supply Marks. Except with respect to the exhaustion of Inventory in the ordinary course of business during the eight (8) month period following the Closing to the extent Buyer is in compliance with the foregoing in this Section 5.9, Buyer acknowledges and agrees that neither Buyer or its Affiliates nor any of the Purchased Companies or Subsidiaries of the Purchased Companies shall have any right to use any of the HD Supply Marks or any derivative thereof after the conclusion of the six (6)-month period immediately following the Closing Date (other than permissible fair use).

Section 5.10 Insurance.

(a) From and after the Closing Date, the Business, the Purchased Companies, the Subsidiaries of the Purchased Companies, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, shall cease to be insured by insurance policies of any Seller or any Affiliate of any Seller or by any of their self-insured programs, and, subject to Section 5.10(b), neither Buyer nor its Affiliates (including the Business, the Purchased Companies and the Subsidiaries of the Purchased Companies) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Purchased Companies, the Subsidiaries of the Purchased Companies, the Purchased Assets, the Assumed Liabilities, or the operations or assets or Liabilities in respect thereof.

(b) HD Supply and its Affiliates (including the other Sellers) will keep each of the insurance policies set forth on Section 5.10(b) of the Seller Disclosure Schedules (collectively, the “Listed HD Insurance Policies”), or suitable replacements therefor, in full force and effect until the Closing. With respect to claims relating to acts, omissions, events or circumstances relating to the Business that occurred or existed prior to the Closing that are Assumed Liabilities and that are covered by the Listed HD Insurance Policies (“Pre-Closing Claims”), HD Supply and its Affiliates agree to cooperate with Buyer and to make the benefits of the Listed HD Insurance Policies available to Buyer (subject to the terms and conditions of the Listed HD Insurance Policies) and continue, from and after the Closing, to process such Pre-Closing Claims in the ordinary course of business in substantially the same manner as similar claims were processed prior to the Closing. Buyer expressly acknowledges and agrees that Buyer shall be responsible to reimburse HD Supply and its Affiliates with respect to any payments made by HD Supply or any of its Affiliates on account of any such Pre-Closing Claims up to any deductible required under the terms of the applicable insurance policy, with the exception of workers’ compensation claims relating to the Business that occurred or existed prior to Closing. With respect to Buyer’s obligation to reimburse HD Supply and its Affiliates for any such Pre-Closing Claims, HD Supply and Buyer agree that (i) HD Supply will invoice Buyer on a monthly basis for the amounts paid by HD Supply and its Affiliates with appropriate supporting details and (ii) Buyer agrees to pay the amount reflected on such invoices as promptly as practicable and in any event with fifteen (15) Business Days of receipt of any such invoice with appropriate supporting details. HD Supply shall (i) provide Buyer with advance notice of any payments or settlements in excess of $25,000 relating to any Pre-Closing Claim, and (ii) will not cause any Pre-Closing Claims settlements in excess of $25,000 to be made without the prior written consent of Buyer (not to be unreasonably withheld, delayed or conditioned). If Buyer does not provide such consent in accordance with the immediately preceding clause (ii) within ten (10) Business Days following receipt of notice from HD Supply of such payment, then HD Supply may settle such Pre-Closing Claim without Buyer’s consent. In the event that (i) HD Supply or any of its Affiliates receive any proceeds from the Listed HD Insurance Policies with respect to any Pre-Closing Claim thereunder and (ii) such Pre-Closing Claim has been paid by Buyer, HD Supply shall and shall cause its Affiliates to promptly pay or reimburse Buyer with respect to the amount so paid by Buyer in accordance with this Section 5.10(b) net of any unreimbursed amount paid by any member of the HDS Group. Following the Closing, HD Supply shall not, and shall cause its Affiliates (including the other Sellers) not to, release, commute, buy-back or otherwise eliminate insurance coverage under any of the Listed HD Insurance Policies with respect to acts, omissions, events or circumstances relating to activities of the Business occurring prior to the Closing. Conditioned upon the Closing, with respect to any out-of-pocket costs incurred by any member of the HDS Group after the Closing Date in connection with the Whitley Contracting claim set forth on Section 3.5 of the Seller Disclosure Schedules under “Pending Civil Cases” Item 6, Buyer will reimburse such member of the HDS Group for fifty percent (50%) of such costs up to $1,000,000, such that Buyer’s total reimbursement obligation under this sentence is capped at $500,000 (the “Whitley Costs”). The HDS Group will invoice Buyer monthly following the Closing for such Whitley Costs; Buyer will reimburse such member of the HDS Group within thirty (30) days following the later of (i) receipt of such invoice and (ii) the date such Whitley Costs are paid by the HDS Group.

Section 5.11 Payments.

(a) HD Supply shall, or shall cause its applicable Affiliate (including any other Seller) to, promptly pay or deliver to Buyer (or its designated Affiliates) any monies or checks to the extent related to the Business, the Purchased Companies or the Subsidiaries of the Purchased Companies that have been sent to HD Supply or any of its Affiliates (including any other Seller) after the Closing Date by customers, suppliers or other contracting parties of the Business, the Purchased Companies or the Subsidiaries of the Purchased Companies to the extent that they are in respect of a Purchased Company Equity Interest, Purchased Asset or Assumed Liability hereunder.

(b) Buyer shall, or shall cause its applicable Affiliate to, promptly pay or deliver to HD Supply (or its designated Affiliates) any monies or checks that have been sent to Buyer (including the Business, the Purchased Companies and the Subsidiaries of the Purchased Companies) after the Closing Date to the extent that they are not due to the Business, a Purchased Company or a Subsidiary of a Purchased Company, or are in respect of an Excluded Asset or Retained Liability hereunder.

Section 5.12 Pre-Closing Restructuring. Prior to the Closing, HD Supply will cause its Affiliates, including the other Sellers, the Purchased Companies and the Subsidiaries of the Purchased Companies, to complete the transactions substantially as described on Section 5.12 of the Seller Disclosure Schedules. The transactions contemplated by Section 5.12 of the Seller Disclosure Schedules are referred to as the “Pre-Closing Restructuring.”

Section 5.13 Non-Solicitation of Employees; Non-Competition.

(a) For a period of two (2) years following the Closing Date, without the prior written consent of Buyer, as to any Business Employee (1) who became employed by Buyer or a Subsidiary of a Buyer, (2) who was offered employment by Buyer or a Subsidiary of Buyer or (3) whose employment with a Seller or an Affiliate of a Seller was terminated on or after the date of this Agreement and before or on the date of Closing (a “Covered Person”), HD

Supply agrees that none of HD Supply or any of its Affiliates (including the other Sellers) will solicit for employment or hire any Covered Person; provided that HD Supply and its Affiliates shall not be precluded from soliciting, or taking any other action (including hiring), with respect to any such individual (i) whose employment with Buyer or a Subsidiary of Buyer has been terminated by Buyer or a Subsidiary of Buyer; or (ii) who is a “functional” or “corporate” employee who voluntarily terminated employment with Buyer or a Subsidiary of Buyer at least six (6) months prior to HD Supply or one of its Affiliates commencing employment discussions with such individual.

(b) For a period of five (5) years from the Closing Date, without the prior written consent of Buyer, HD Supply agrees that none of HD Supply or any of its Affiliates (including the other Sellers) shall engage in the Business; provided, however, that nothing herein shall preclude HD Supply or any of its Affiliates from:

(i) owning three percent (3%) or less of the outstanding equity securities of any Person if such equity securities are available to the general public on a national securities exchange;

(ii) acquiring and, after such acquisition, owning an interest in any Person (or its successor) or business that is engaged in a business activity that would otherwise violate this Section 5.13(b) (a “Competing Business”) so long as the revenues from the Competing Business constitute less than 25% of the consolidated revenues of such Person or business (measured for the four calendar quarters prior to the execution of the purchase agreement), but if the revenues from the Competing Business constitute between 10% and 25% of the consolidated revenues of such acquired business or Person during such four calendar quarters, HD Supply and each applicable Affiliate of HD Supply will be required to divest the Competing Business within 12 months of the closing of the acquisition; or

(iii) continuing to engage in the Retained Businesses and any reasonable expansion of such Retained Businesses. For purposes of this Section 5.13(b)(iii), “reasonable expansion” shall mean adding to product mix for categories that would be natural extensions of existing products offerings of the Retained Businesses (i.e., growth with existing and related customers and vendors of the Retained Businesses). “Retained Businesses” means the following businesses conducted by the HDS Group as of the Closing Date:

A. the facilities maintenance business, consisting of providing to apartment units, hotels/motels, healthcare and senior care living facilities, institutions (universities, government buildings), and industrial facilities (water treatment plants) the following professional maintenance products: plumbing, HVAC, electrical, lighting, conduit, wire, appliances, hardware, janitorial/cleaning, floor and window coverings, millwork, tools, safety and signage, paint and sundries, pool supplies, hospitality, healthcare, kitchen and bath cabinets, material handling, office products and grounds improvement products;

B. the construction and industrial White Cap business, consisting of providing to specialty contractors for use in non-residential and residential new construction the following construction products: fasteners and fastening systems, building materials, tools, jobsite supplies, safety, equipment, measuring/marking, hand tools, concrete forming, chemicals, waterproofing, pipes/drains, erosion control, electrical, lighting, conduit and wire;

C. the construction and industrial Brafasco business, consisting of providing to (i) professional contractors serving retail, non-residential, infrastructure and electrical construction markets and (ii) manufacturing facilities for both MRO and OEM the following construction products: fasteners, power and hand tools, suspension systems, safety supplies, anchors, electrical, lighting, conduit and wire;

D. the waterworks business, consisting of providing to (i) professional contractors specializing in underground water and wastewater system configuration performing work on behalf of municipalities and non-residential and residential builders/developers and (ii) fire protection contractors the following waterworks products: pipe (water, sewer, storm, fusible HDPE, PVC, ductile iron concrete), valves, hydrants, fittings, restraints, automated metering systems, backflow devices, fire protection products, storm water retention, treatment plant service, tools and equipment, wire and conduit; and

E. the home improvement solutions business, consisting of providing to remodeling contractors, tradesmen and “do-it-yourself” customers the following home improvement products and building materials: lumber, plywood, building materials, masonry, doors, windows, flooring, moulding, cabinets, countertops, plumbing fixtures, rough plumbing, electrical, lighting, conduit, wire, paint, hardware, tools.

Section 5.14 Misallocated Assets. If, following the Closing, any right, property or asset not forming part of the Business is found to have been transferred to Buyer in error, either directly or indirectly (including as a result of the Pre-Closing Restructuring), Buyer shall transfer, or shall cause its Affiliates (including the Purchased Companies and Subsidiaries of the Purchased Companies) to transfer, at no cost, such right, property or asset (and any related liability) as soon as practicable to the applicable Seller indicated by HD Supply. If, following the Closing, any right, property or asset forming part of the Business is found to have been retained by any Seller in error, either directly or indirectly (including as a result of the Pre-Closing Restructuring), HD Supply shall transfer, or shall cause the other applicable Seller to transfer, at no cost, such right, property or asset (and any related liability) as soon as practicable to Buyer or an Affiliate (including a Purchased Company or Subsidiary of a Purchased Company) indicated by Buyer.

Section 5.15 Retained Trademark License.

(a) HD Supply, on behalf of itself and its Affiliates, hereby grants each Purchased Company and each Subsidiary of a Purchased Company, as of the Closing Date, a non-exclusive, sublicensable (for use in connection with the operation of the Business but not for the independent use by third parties), and royalty-free license to the HD Supply Marks and the “Pro Value” mark (collectively, the “Retained Marks”) for an eight (8) month transitional period, in each case, for use solely in connection with the packaging, marketing, sale, and distribution of Inventory in the operation of the Business as currently conducted (the “Licensed Field of Use”). The rights granted pursuant to this Section 5.15 are collectively referred to herein as the “Retained Trademark License.”

(b) Each of the Parties hereby agrees that the Purchased Companies and Subsidiaries of the Purchased Companies shall use (and Buyer and its Affiliates shall cause Purchased Companies and the Subsidiaries of the Purchased Companies to use) commercially reasonable efforts to sell and distribute the Inventory as soon as reasonably practicable following the Closing and within the eight-month transitional license period. In no event shall the Purchased Companies or the Subsidiaries of the Purchased Companies continue to use any of the Retained Marks (except for permissible fair use) after the expiration or termination of the eight (8)-month transitional period.

(c) Buyer and its Affiliates acknowledge that the goodwill and all other rights in and associated with the Retained Marks (as well as any additional goodwill generated from or by the transitional use or exploitation of the same under Section 5.9 and this Section 5.15) shall vest in HD Supply and its Affiliates and that it is the intention of the Parties that all such rights will at all times hereafter and for all purposes remain vested in HD Supply and its Affiliates. In the event that any such rights at any time accrue to the Purchased Companies or the Subsidiaries of the Purchased Companies by operation of law or howsoever otherwise, the Purchased Companies and the Subsidiaries of the Purchased Companies will, at the expense of HD Supply, take reasonable actions and execute assignment documents as reasonably requested for the vesting of such rights in HD Supply and its Affiliates. Neither Buyer and its Affiliates nor the Purchased Companies and the Subsidiaries of the Purchased Companies shall take any action hereunder that would reasonably be expected to impair the value of or goodwill associated with the Retained Marks. The Purchased Companies and the Subsidiaries of the Purchased Companies shall use (and Buyer and its Affiliates shall cause Purchased Companies and the Subsidiaries of the Purchased Companies to use) the Retained Marks in accordance with the presentation of such Marks prior to the Closing Date. The Purchased Companies and the Subsidiaries of the Purchased Companies shall in using the Retained Marks hereunder maintain the level of quality of products and services previously provided in the conduct of the Business under the Retained Marks prior to the Closing Date. When entering into or conducting contractual relationships involving any use or disposition of any Inventory bearing any Retained Mark, the Purchased Companies and the Subsidiaries of the Purchased Companies shall (and Buyer and its Affiliates shall cause Purchased Companies and the Subsidiaries of the Purchased Companies to) make clear to all other applicable parties that a Purchased Company or the Subsidiary of any Purchased Company, rather than HD Supply or any of its Affiliates, is the party entering into or conducting the contractual relationship.

(d) Buyer, Buyer’s Affiliates, the Purchased Companies and the Subsidiaries of the Purchased Companies shall not contest or challenge the validity of the Retained Marks.

(e) The Retained Trademark License shall be binding on assignees and transferees of any of the Retained Marks.

Section 5.16 Environmental Permits.

(a) All Environmental Permits that are not issued in the name of a Purchased Company or that will otherwise require any notification, modification or transfer as a result of the Transaction are identified on Section 5.16(a) of the Seller Disclosure Schedules. HD Supply and Buyer shall cooperate with each other and, as promptly as practicable after the date of this Agreement use reasonable best efforts to obtain the transfer or reissuance to Buyer of all necessary Environmental Permits. The Parties shall respond promptly to any request for additional information made by such agencies, use their respective reasonable best efforts to participate in any hearings, settlement Proceedings or other Proceedings ordered with respect to applications to transfer or reissue such Environmental Permits, and use respective reasonable best efforts to cause Regulatory Approval to be obtained at the earliest possible date after the date of filing. Each of HD Supply and Buyer will bear its own costs of the preparation and review of any such filing. HD Supply and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection any filings to transfer the Environmental Permits and the filing Party shall consider in good faith any revisions reasonably requested by the non-filing Party.

(b) From and after the Closing, no Seller nor any Affiliate of any Seller shall initiate or prosecute, directly or indirectly, any Proceedings challenging the Permits pursuant to Environmental Laws that are transferred to Buyer, or an Affiliate of Buyer designated by Buyer, pursuant to this Agreement, to the extent related to the operation of the Business, the Purchased Assets or the assets and businesses of the Purchased Companies or the Subsidiaries of the Purchased Companies, as applicable.

Section 5.17 Incremental Lease Costs. The Parties will bear all Incremental Lease Costs as set forth on Section 5.17 of the Seller Disclosure Schedules. For purposes of this Agreement, “Incremental Lease Costs” means all amounts paid or payable by the Buyer in connection with obtaining the Approval, if required, of the applicable landlord to the assignment or sublease (as determined by Buyer in its reasonable discretion) of the Real Property Leases set forth on Section 7.2(e) of the Seller Disclosure Schedules for their current terms, including changes in rent (base or additional) as a result of such assignment or sublease.

Section 5.18 Further Assurances. From and after the Closing, each Party shall, and shall cause its Affiliates, as applicable, to, provide all cooperation reasonably requested by any other Party in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents and to establish, perfect, defend, or enforce its rights in or to the Purchased Assets, Purchased Companies and Subsidiaries of the Purchased Companies by executing further consistent assignments, transfers and releases, and causing its Representatives to provide good faith testimony by affidavit, declaration, and in person. Buyer shall reimburse HD Supply and HD Supply shall reimburse Buyer, as applicable, for any reasonable out-of-pocket expenses incurred by a Seller (in the case of reimbursement by Buyer) or Buyer (in the case or reimbursement by HD Supply) in causing the other party’s Representatives to provide the cooperation described in the prior sentence. After the Closing, HD Supply shall, and shall cause its Affiliates and their respective Representatives to, refer all customer inquiries relating to the Business, the Purchased Assets, the Purchased Companies or the Subsidiaries of the Purchased Companies to Buyer. Prior to the Closing, HD Supply will (i) configure, modify and demonstrate the technical and business readiness of all application platforms and related subsystems and interfaces (except Websphere Commerce, provided all Websphere Commerce transactions are migrated to “Storefront” prior to Closing) to accept payment card through CenPOS via new accounts established by the Business prior to the Closing Date, and (ii) ensure credit card processing is fully functional and active on and after the Closing Date without causing adverse impact to the operations of the Business or its customers, in each case to the reasonable satisfaction of the Buyer and in accordance with Section 5.18 of the Seller Disclosure Schedules.

Section 5.19 Financing Cooperation. Without limiting the generality of Section 5.4, prior to the Closing, each Seller and each of its Affiliates shall, on a timely basis, provide all reasonable cooperation requested by Buyer or any lender, underwriter or other agent of Buyer or any of Buyer’s Affiliates which is customary in connection with the arrangement of debt financing for transactions that are substantially similar to the transactions contemplated by this Agreement; provided, however, that such requested cooperation shall not unreasonably interfere with the ongoing operations of the Business. Such cooperation by Sellers and their Affiliates shall, at the reasonable request of Buyer, include: (i) furnishing, or causing to be furnished, to Buyer or any lender, underwriter or other agent of Buyer or any of Buyer’s Affiliates the (1) audited balance sheets and related statements of income and cash flows of the Business for the fiscal years ended February 1, 2015, February 2, 2014, and prior fiscal years if applicable and (2) unaudited balance sheets and related statements of income and cash flows of the Business for each fiscal quarter of the Business ended after the close of its most recent fiscal year which are no more than 135 days old at Closing, in each case prepared in accordance with GAAP and reviewed by Sellers’ accountants (with such review (x) including a review of the financial statements of the Business for the corresponding period in the previous fiscal year and (y) being conducted in accordance with applicable accounting standards); (ii) using reasonable best efforts to secure the consent of any accountant of any Seller or any Affiliate of a Seller related to the financial statements described in this Section 5.19; (iii) using reasonable best efforts to secure a comfort letter or similar or related document from any accountant of any Seller or any Affiliate of a Seller which is customary in connection with financings of the type described in this Section 5.19; (iv) providing assistance to Buyer and its Affiliates in their preparation of customary rating agency presentations, road show materials, customary bank or co-investor information memoranda, bank syndication materials, credit agreements, offering memoranda and similar or related documents customarily prepared in connection with financings of the type described in this Section 5.19; and (v) reasonably cooperating with any lender, underwriter or other agent of Buyer or any of Buyer’s Affiliates in an evaluation of the Business’s assets for the purpose of establishing collateral arrangements; provided that (a) neither HD Supply nor Sellers nor any of their respective Affiliates shall be required to pay any commitment or other similar fee in connection with any financing to be obtained by Buyer or any of Buyer’s Affiliates in connection with the transactions contemplated hereby, (b) the effectiveness of any documentation executed by any Purchased Company or any Seller with respect thereto, and the attachment of any Lien, shall be subject to the consummation of the Closing, (c) no director or officer of any Purchased Company shall be required to execute any agreement, certificate, document or instrument with respect to such Financing that would be effective prior to the Closing (other than certifications of the financial statements for the Business), (d) HD Supply, Sellers, their Affiliates and their respective Representatives shall be indemnified and held harmless by Buyer for and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of such financing to the fullest extent permitted by applicable Law and with appropriate contribution to the extent such indemnification is not available, other than to the extent any such Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the bad faith or willful misconduct of HD Supply, Sellers, their Affiliates or their respective Representatives and (e) Buyer shall promptly, upon request by HD Supply, reimburse HD Supply, Sellers or any of their respective Affiliates for all reasonable, out-of-pocket costs or expenses actually incurred by each such Person in complying with their respective covenants pursuant to this Section 5.19. Buyer acknowledges and agrees that the obtaining of any such financing is not a condition to the Closing.

Section 5.20 Leased Real Property. Prior to the Closing Date (and assuming the receipt of all Approvals listed on Section 3.4 of the Seller Disclosure Schedules), Sellers shall assign or cause to be assigned to a Purchased Company all right, title and interest in the lessee’s or tenant’s interest in any Transferred Leased Property set forth on Section 5.20 of the Seller Disclosure Schedules where a Purchased Company is not the lessee or tenant under the Contracts for such Transferred Leased Property as of the date hereof.

Section 5.21 Shared and Other Locations. Except as reflected on Section 5.21 of the Seller Disclosure Schedules, prior to the Closing, Sellers will use their reasonable best efforts, and cause their Affiliates (other than the Purchased Companies), to vacate all of their operations, property and personnel from the premises for the Owned Real Property (other than the owned real property listed on Schedule 5.23 of the Seller Disclosure Schedules, which will be retained by HD Supply) and the Transferred Leased Property (other than the leased real property listed on Schedule 5.23 of the Seller Disclosure Schedules, which will be retained by HD Supply). If any such operations, property and personnel are not vacated from such Owned Real Property and Transferred Leased Property prior to the Closing, Buyer will provide for a reasonable transition period during which such operations, property and personnel can be vacated from such Owned Real Property and Transferred Leased Property at reasonable cost consistent with past practice. With respect to each of the Real Property set forth on Section 5.21 of the Seller Disclosure Schedules, at the Closing, HD Supply and Buyer will, or will cause one of their respective Affiliates to, enter into a license agreement, lease agreement or sublease agreement, as applicable, in the respective form attached hereto as Exhibit 5.21 and consistent with the terms set forth on Section 5.21 of the Seller Disclosure Schedule.

Section 5.22 Supplemental Disclosure.

(a) Sellers may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend the Seller Disclosure Schedules with respect to any matter first arising after the date of this Agreement. In connection with the foregoing sentence, it is specifically agreed that the Seller Disclosure Schedules may be amended to add immaterial, as well as material, items thereto.

(b) If any Seller Disclosure Schedule is supplemented or amended pursuant to this Section 5.22 in a manner that either individually or in the aggregate with all other such prior supplements or amendments made to the Seller Disclosure Schedules pursuant to this Section 5.22 discloses matters that, absent such supplements or amendments, would make satisfaction of the condition set forth in Section 7.2(a) (but not the condition set forth in Section 7.2(f)) impossible, each such amendment and supplement will be effective to cure and correct for purposes of Section 7.2(a) and 8.1(c) (but not for purposes of Article VI or Article IX) any breach, inaccuracy or failure to be true and correct of any representation or warranty relating to such Section or Sections of the Seller Disclosure Schedules, and Buyer will have the right to be indemnified in accordance with Article VI and Article IX for all Covered Losses arising from or relating to such breach, inaccuracy or failure to be true and correct, subject to any applicable limitations on indemnification set forth in Article VI or Article IX.

Section 5.23 Specified Assets and Liabilities. Immediately prior to Closing, the Purchased Companies will transfer to certain Affiliates of Sellers the assets and liabilities listed on Schedule 5.23 of the Seller Disclosure Schedules (the “Specified Assets and Liabilities”).

Section 5.24 Transfer of Jacksonville Site. Prior to Closing, Sellers shall cause each Purchased Company that owns or holds any right, title or interest in or to the Jacksonville Site to dispose of (i) all of such right, title or interest in or to the Jacksonville Site and (ii) any Contract relating to the Jacksonville Site including, without limitation, any Contract relating to the cleanup of the Jacksonville Site.

ARTICLE VI.

CERTAIN TAX MATTERS

Section 6.1 Tax Indemnification by Sellers. Effective as of and after the Closing Date, Sellers shall jointly and severally pay or cause to be paid, and shall indemnify Buyer and its Affiliates (including the Purchased Companies and their Subsidiaries after the Closing Date) (collectively, the “Tax Indemnified Parties”) and hold each Tax Indemnified Party harmless from and against (A) any Taxes imposed on or with respect to the Purchased Companies or any of their Subsidiaries with respect to any Pre-Closing Period; (B) any Taxes (other than Taxes imposed on any of the Purchased Companies) imposed with respect to the Purchased Assets, the Assumed Liabilities or the Business with respect to any Pre-Closing Period (the “Excluded Business Taxes”); (C) any Taxes of the Sellers or any of their respective Affiliates (other than any Purchased Company) for which any Purchased Company or any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise); (D) an amount equal to the product of (1) forty-two percent (42%) and (2) any amount required to be included by Buyer or any of its Affiliates (including the Purchased Companies or any of their Subsidiaries after the Closing Date) in income under Section 951(a) of the Code with respect to a Purchased Company or any of its Subsidiaries to the extent such inclusion is attributable to a Pre-Closing Period of such Purchased Company or Subsidiary of a Purchased Company (the amount of such inclusion to be determined using a closing of the books method); (E) any Taxes arising out of or resulting from any breach of any covenant or agreement of

Sellers or any of their Affiliates contained in this Agreement (without giving effect to any “Material Adverse Effect,” “materiality,” “Knowledge” or similar qualifications); (F) any Covered Losses arising out of or resulting from any breach of any representation or warranty contained in Section 3.14 (without giving effect to any “Material Adverse Effect,” “materiality,” “Knowledge” or similar qualifications); (G) any Transfer Taxes for which any Seller is responsible under Section 6.10; (H) any Taxes arising from or attributable to the Pre-Closing Restructuring and any transactions undertaken pursuant to Section 5.6, Section 5.12 or Section 5.23; and (I) any reasonable costs and expenses, including reasonable legal fees and expenses attributable to any item described in clauses (A) to (H); provided, however, that Sellers shall have no liability to any Tax Indemnified Parties to the extent any such Taxes (i) the amount of which was expressly taken into account as a liability in the Post-Closing Statement as finally determined pursuant to Section 2.9(d), (ii) are solely the result of any breach of any covenant of Buyer under this Article VI or (iii) are solely the result of any action taken by any Purchased Company or any of their Subsidiaries on the Closing Date after the Closing other than in the ordinary course of business.

Section 6.2 Straddle Periods. To the extent permitted or required by applicable Law, the taxable year of each of the Purchased Companies and their Subsidiaries that includes the Closing Date shall be treated as closing on (and including) the Closing Date. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the end of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

Section 6.3 Tax Returns.

(a) HD Supply shall prepare or shall cause to be prepared (i) any combined, consolidated or unitary Tax Return that includes Sellers or any of their Affiliates (other than the Purchased Companies or their Subsidiaries), on the one hand, and any of the Purchased Companies or their respective Subsidiaries, on the other hand (a “Combined Tax Return”), and (ii) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to any of the Purchased Companies or any of their Subsidiaries for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return” and, together with the Combined Tax Returns, the “Seller Tax Returns”). All such Seller Tax Returns shall be prepared in a manner consistent with past practices of HD Supply, its Affiliates and the Purchased Companies and their respective Subsidiaries, except to the extent that HD Supply or the Purchased Companies determine, with the written advice of independent Tax counsel (to be delivered to Buyer), that there is not at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code, for a particular position. With respect to the Seller Tax Returns, HD Supply (1) shall deliver to Buyer for its review and comment a draft copy of each such Seller Tax Return at least forty-five (45) calendar days prior to the due date thereof (taking into account any extensions), together with reasonable supporting documentation, provided, that, in the case of any Combined Tax Return, HD Supply shall, in lieu of delivering a draft copy of the Combined Tax Return, deliver to Buyer a pro forma Tax Return for the applicable Purchased Company for the relevant taxable period, (2) shall (and shall cause its Affiliates to) cooperate with Buyer, as the case may be, and its representatives, accountants and advisors to the extent reasonably required in connection with the review of each such Tax Return, (3) shall in good faith consider revising each such Seller Tax Return to reflect any comments that are reasonably requested by Buyer and that are received from Buyer not later than twenty-five (25) days before the due date thereof (taking into account any extensions), (4) shall timely file or cause to be timely filed any such Seller Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions) and (5) shall deliver, or cause to be delivered, to Buyer all Pre-Closing Separate Tax Returns that are required to be filed after the Closing Date at least fifteen (15) days prior to the due date for filing such Tax Returns (taking into account any extensions) and Buyer shall timely file or cause to be timely filed such Tax Returns. Buyer shall not amend or revoke any Pre-Closing Separate Tax Returns (or any notification or election relating thereto), other than pursuant to this Section 6.3(a), without the prior written consent of HD Supply. Buyer shall promptly provide (or cause to be provided) to HD Supply any information reasonably requested by HD Supply to facilitate the preparation and filing of any Tax Returns described in this Section 6.3(a) and Buyer shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a timeline requested by HD Supply. If, within twenty five (25) days following Buyer’s receipt of a Seller Tax Return, Buyer notifies HD Supply of any objection to any item on such Tax Return, the parties shall endeavor in good faith to resolve such objection. If, after consulting in good faith, the parties are unable to resolve such objection in a mutually agreeable manner within ten (10) days, such objection(s) shall be resolved by the Independent Accounting Firm in accordance with substantially identical procedures, and having substantially identical effect, as set forth with respect to the resolution of disputes in Section 2.10 no later than five (5) days prior to the due date for filing such Tax Return.

(b) Except for any Seller Tax Return required to be prepared (or caused to be prepared) by HD Supply pursuant to Section 6.3(a), Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns required to be filed by or with respect to the Purchased Companies or any of their Subsidiaries. In the case of any such Tax Return for a Straddle Period (a “Straddle Period Separate Tax Return”), Buyer shall deliver to HD Supply for its review and comment a draft copy of such Straddle Period Separate Tax Return, together with reasonable supporting documentation, at least thirty (30) days prior to the due date thereof (taking into account any extensions). Buyer shall in good faith consider revising such Straddle Period Separate Tax Return to reflect any comments that are reasonably requested by HD Supply and that are received from HD Supply not later than fifteen (15) days before the due date thereof (taking into account any extensions). Buyer shall not amend or revoke any such Straddle Period Separate Tax Return (or any notification or election relating thereto) without the prior written consent of HD Supply (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent such amendment or revocation relates solely to a Post-Closing Period and does not affect Sellers’ indemnification obligations under Section 6.1.

Section 6.4 Certain Tax Refunds and Credits. Sellers shall be entitled to any refunds or credits of or against any Taxes for which Sellers are responsible under Section 6.1 to the extent not taken into account as part of the Closing Working Capital as finally determined pursuant to Section 2.9. Buyer shall be entitled to any refunds or credits of or against any Taxes of the Purchased Companies, their Subsidiaries and the Purchased Assets other than refunds or credits to which Sellers are entitled pursuant to the foregoing sentence. Any refunds or credits of Taxes of the Purchased Companies or their respective Subsidiaries for any Straddle Period shall be equitably apportioned between Sellers and Buyer in accordance with the principles set forth in Section 6.2. Each Party shall pay, or cause its Affiliates to pay, to the Party entitled to a refund or credit of Taxes under this Section 6.4, the amount of such refund or credit (including any interest paid thereon and net of any Taxes to the Party receiving such refund or credit in respect of the receipt or accrual of such refund or credit) in readily available funds within fifteen (15) days of the actual receipt of the refund or credit or the application of such refund or credit against amounts otherwise payable.

Section 6.5 Tax Contests.

(a) If any Taxing Authority asserts a Tax Claim, then the Party first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other Parties; provided, however, that the failure of such Party to give such prompt notice shall not relieve the other Parties of any of its obligations under this Article VI, except to the extent that the other Parties are prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) In the case of a Tax Proceeding of or with respect to any of the Purchased Companies for any taxable period ending on or before the Closing Date, and in the case of Pro Canadian or its Subsidiary beginning before the Closing Date, HD Supply shall have the exclusive right to control such Tax Proceeding; provided, however, that Buyer shall be entitled to participate, at its own expense, in the conduct of such Tax Proceeding and provided further, that HD Supply shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or abandonment could have an adverse impact on Buyer or any of its Affiliates for any Post-Closing Period.

(c) Except as otherwise provided in Section 6.5(b), Buyer shall have the exclusive right to control, at its own expense, any Tax Proceeding of or with respect to the Purchased Assets or the Purchased Companies or any of their Subsidiaries, provided, however, that with respect to any Tax Proceeding relating to a Straddle Period, Sellers shall be entitled to participate, at their own expense, in the conduct of such Tax Proceeding and Buyer shall not settle, compromise or abandon such Tax Proceeding without obtaining the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or abandonment could increase Sellers’ indemnification obligations under Section 6.1.

(d) In the case of a Tax Claim that is a notice of assessment or reassessment, a notice of confirmation of an assessment or reassessment, a notice of garnishment, or a similar document in respect of any Taxes which are subject to indemnification pursuant to Section 6.1 (“Indemnified Taxes”), the Sellers shall, within fifteen (15) days of receipt of written notice of such claim, reimburse the applicable Tax Indemnified Party for an amount equal to (a) the full amount of such Indemnified Taxes in respect of which a Governmental Authority is permitted to take collection action, or (b) the full amount that has been garnished and applied towards any Indemnified Taxes, as applicable.

(e) Upon the occurrence of a Tax Indemnification Event, (i) to the extent that the total of the amounts previously paid by the Sellers in respect of the relevant Indemnified Taxes is less than the amount so determined to be the amount of the Indemnified Taxes, the Sellers shall forthwith (and, in any event, within fifteen (15) days of the time that the applicable Tax Indemnified Party notifies the Sellers of the occurrence of the Tax Indemnification Event) pay to such Tax Indemnified Party the amount of the Indemnified Taxes less the total of the amounts previously paid, and (ii) to the extent that the total of the amounts previously paid by the Sellers in respect of such Indemnified Taxes exceeds the amount so determined to be the amount of the Indemnified Taxes, such Tax Indemnified Party shall forthwith upon receipt or confirmation of any refund or credit of such Indemnified Taxes (and, in any event, within fifteen (15) days of the receipt or confirmation of such refund or credit) pay to the Sellers the amount of such refund or credit (including any interest paid or credited with respect thereto but net of any Taxes payable by the Tax Indemnified Party in respect of such refund, credit or interest).

Section 6.6 Cooperation and Exchange of Information.

(a) Each Party shall, and shall cause its Affiliates to, provide to the other Parties such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article VI or a right to refund of Taxes, or (iii) conducting any Tax Proceeding.

(b) Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods beginning on or before the Closing until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns.

Section 6.7 Tax Sharing Agreements. To the extent relating to the Purchased Companies and any of their Subsidiaries, HD Supply shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Purchased Companies or any of their Subsidiaries, on the one hand, and Sellers or any of their Subsidiaries (other than the Purchased Companies and any of their Subsidiaries), on the other hand, are parties, and no Seller nor any Affiliate of any Seller nor any of the Purchased Companies or their respective Subsidiaries shall have any rights or obligations thereunder after the Closing.

Section 6.8 Tax Treatment of Payments. Except as otherwise required by applicable Law, Sellers, Buyer, the Purchased Companies and their respective Subsidiaries and their respective Affiliates shall treat any and all payments under this Article VI, Section 2.9, and Article IX as an adjustment to the Purchase Price for Tax purposes.

Section 6.9 Elections.

(a) No election under Section 338(g), Section 338(h)(10) or Section 336(e) of the Code shall be made with respect to the transactions contemplated by this Agreement.

(b) Buyer shall cause Pro Canadian and its Subsidiary to make an election pursuant to subsection 256(9) of the ITA in respect of the taxation year of Pro Canadian or such Subsidiary, as the case may be, ending on the acquisition of control of it by Buyer.

Section 6.10 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, HD Supply and Buyer shall each pay, when due, and be responsible for, one half (1/2) of any sales, use, transfer (including real estate transfer), documentary, stamp, value added, goods and services or similar Taxes and related fees imposed on or payable in connection with the transactions contemplated by this Agreement, including any transfer made pursuant to Section 5.14 but excluding, for the avoidance of doubt, the Pre-Closing Restructuring (“Transfer Taxes”), other than any such Taxes that are refundable or creditable to Buyer. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Parties. HD Supply and Buyer shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 6.11 Tax Treatment of Acquisition of HD Supply Power Solutions, Ltd. Notwithstanding anything to the contrary contained in this Agreement, Buyer, Sellers and their respective Affiliates shall treat the sale of the Purchased Company Equity Interests in HD Supply Power Solutions, Ltd. to Buyer for all Tax purposes as (x) a sale by the applicable Sellers of their Purchased Company Equity Interests in HD Supply Power Solutions, Ltd. and (y) a purchase of the assets held by HD Supply Power Solutions, Ltd., by Buyer, in accordance with Situation 2 of Rev. Rul. 99-6, 1999-1 CB 432. Buyer and Sellers shall not, and shall cause their respective Affiliates (which shall include, in the case of Buyer, after the Closing, the Purchased Companies) not to, (1) take any position, on a Tax Return or otherwise, inconsistent with the Tax treatment contemplated by this Section 6.11 or (2) take any action, or fail to take any action, which action or failure could reasonably be expected to result in a Tax treatment other than the one contemplated by this Section 6.11.

Section 6.12 Timing of Payments. Subject to Sections 6.5(d) and 6.5(e), any indemnity payment required to be made pursuant to this Article VI shall be made within thirty (30) days after the indemnified party makes written demand upon the indemnifying party; provided, that if such indemnity payment is in connection with a Tax Proceeding conducted in accordance with the provisions of Section 6.5, such payment shall be made within three (3) days after the Tax Proceeding is resolved.

Section 6.13 Tax Matters Coordination and Survival. Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Article VI and the provisions of Article IX (other than Section 9.2(c), 9.5, 9.6 and 9.7) shall not apply. The indemnification obligations contained in this Article VI and the representations and warranties made pursuant to Section 3.14 (Taxes) shall survive the Closing Date until ninety (90) days following the expiration of the applicable statutory periods of limitations (including any extensions or waivers thereof).

ARTICLE VII.

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligations to Close. The respective obligations of each Party to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Antitrust Approvals. All Regulatory Approvals (including the Competition Act Approval) or expirations of waiting periods (including any extension thereof) required to be obtained or to have occurred under the HSR Act prior to Closing shall, in each case, have been obtained or shall have occurred.

(b) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by any of the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of such Transactions.

Section 7.2 Conditions to Obligations of Buyer to Close. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Sellers contained in Article III of this Agreement (i) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of the Closing Date and (ii) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of the Closing Date, except in each case for any such representations and warranties that are made as of specific date shall be tested only on and as of such date.

(b) Performance of Obligations of Sellers. The covenants and agreements of Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Buyer shall have received a certificate, dated as of the Closing Date and signed on behalf of HD Supply by an executive officer of HD Supply, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Third Party Consents. All Approvals of the third parties set forth on Section 7.2(d) of the Seller Disclosure Schedules shall have been obtained.

(e) Transferred Leased Property Consents and Subleases. Buyer shall have received all consents and/or sublicenses for the Transferred Leased Property set forth on Section 7.2(e) of the Seller Disclosure Schedules.

(f) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect.

Section 7.3 Conditions to Obligations of Sellers to Close. The obligation of Sellers to effect the Closing is subject to the satisfaction (or waiver by HD Supply) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained in Article IV of this Agreement (i) that are qualified as to “materiality” or “Buyer Material Adverse Effect” shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of the Closing Date and (ii) that are not qualified as to “materiality” or “Buyer Material Adverse Effect” shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of the Closing Date, except in each case for any such representations and warranties that are made as of specific date shall be tested only on and as of such date.

(b) Performance of Obligations of Buyer. The covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. HD Supply shall have received a certificate, dated as of the Closing Date and signed on behalf of Buyer by an executive officer of Buyer, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII.

TERMINATION; EFFECT OF TERMINATION

Section 8.1 Termination. Anything to the contrary in this Agreement notwithstanding, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of HD Supply and Buyer;

(b) by HD Supply, if (A) any of Buyer’s representations and warranties contained in Article IV of this Agreement shall fail to be true and correct or Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) if curable, such untruth, inaccuracy, breach or failure to perform has not been cured by the earlier of (i) the date that is thirty (30) calendar days after the date that HD Supply has notified Buyer of such untruth, inaccuracy, breach or failure to perform and (ii) the Outside Date; provided that no Seller is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(c) by Buyer, if (B) any of the representations and warranties of Sellers contained in Article III of this Agreement shall fail to be true and correct or any Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) if curable, such untruth, inaccuracy, breach or failure to perform has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Buyer has notified HD Supply of such failure or breach and (ii) the Outside Date; provided that Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(d) by HD Supply or by Buyer, if the Closing shall not have occurred on or prior to January 15, 2016 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to (i) HD Supply if any Seller’s failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) Buyer if Buyer’s failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(e) by HD Supply or by Buyer, if (i) an Approval under the HSR Act or the Antitrust Laws of Canada shall have been denied and such denial shall have become final and nonappealable or (ii) a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Judgment that has the effect of making the transactions contemplated by any of the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of such Transactions and such Judgment shall have become final and nonappealable, preventing the consummation of the Transaction; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have complied with its obligations under Section 5.1.

Section 8.2 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.3, Section 8.1, this Section 8.2, Section 8.3, and Article X. Nothing in this Section 8.2 shall be deemed to release any Party from any Liability for fraud or a deliberate or willful breach by such Party of the terms and provisions of this Agreement.

Section 8.3 Notice of Termination. In the event of termination by HD Supply or Buyer pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Parties.

ARTICLE IX.

INDEMNIFICATION

Section 9.1 Survival.

(a) The representations and warranties of Sellers contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.9 (Intellectual Property), Section 3.13 (Environmental Matters) and Section 3.15 (Labor Relations; Employees and Employee Benefit Plans) shall survive the Closing until the date that is thirty-six (36) months after the Closing Date, (ii) the representations and warranties set forth in Section 3.8(b) (Sufficiency of Assets) shall survive the Closing until the date that is twenty-four (24) months after the Closing Date, (iii) the representations and warranties set forth in Section 3.14 (Taxes) shall survive as set forth in Section 6.13 and (iv) the representations and warranties set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Purchased Companies), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.8(a) (Title) and Section 3.20 (Brokers) (the representations described in this clause (iv) are referred to herein collectively as the “Fundamental Representations”) shall survive indefinitely. Written notice of a claim must be given by Buyer to HD Supply in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.

(b) The representations and warranties of Buyer contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority; Execution and Delivery; Enforceability) and Section 4.5 (Brokers) (collectively, the “Buyer Fundamental Representations”) shall survive indefinitely. Written notice of a claim must be given by HD Supply to Buyer in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.

(c) The covenants and agreements that contemplate actions to be taken or not taken or obligations in effect after the Closing shall survive in accordance with their terms. This Section 9.1(c) shall not limit any covenant or agreement of the Parties contained in this

Agreement that by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement that by its terms relates only to a period between the date of this Agreement and the Closing.

Section 9.2 Indemnification by Sellers.

(a) Subject to the provisions of this Article IX and except with respect to indemnification for Taxes (which shall be governed exclusively by Article VI), effective as of and after the Closing, Sellers shall jointly and severally indemnify, defend and hold harmless Buyer, its Affiliates and each of the Buyer’s and such Affiliate’s respective officers, directors, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Buyer Indemnified Parties, to the extent arising out of or resulting from (i) any breach of any representation or warranty of Sellers contained in Article III (other than the representations and warranties contained in Section 3.14) made as of the date hereof or as of the Closing Date (in each case, without giving effect to any “Material Adverse Effect,” “materiality,” “Knowledge” or similar qualifications); (ii) any breach of any covenant or agreement of any Seller contained in this Agreement; (iii) any Retained Liabilities to the extent related to the Business; and (iv) any Retained Liabilities to the extent unrelated to the Business.

(b) Except with respect to indemnification for Taxes (which shall be governed exclusively by Article VI), notwithstanding any other provision to the contrary:

(i) Sellers shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Covered Losses pursuant to any claim under Section 9.2(a)(i), (A) to the extent that such Covered Losses are reflected, recorded or included in Working Capital on the Post-Closing Statement; (B) except with respect to the Fundamental Representations, if the entire amount of Losses relating to such claim is less than $25,000 (the “Per-Claim Threshold”), provided that in the case of any group of claims arising out of a common or related set of facts, events or circumstances, such claims shall be aggregated for purposes of determining whether the Per-Claim Threshold has been exceeded, and Covered Losses less than the Per-Claim Threshold shall not be included in the Covered Losses that will be cumulated to determine when the Deductible is attained; and (C) except with respect to the Fundamental Representations, until the aggregate amount of the Buyer Indemnified Parties’ Covered Losses under Section 9.2(a)(i) exceeds $6,187,500 (the “Deductible”), after which Sellers shall be obligated for all the Buyer Indemnified Parties’ Covered Losses under Section 9.2(a)(i) to the extent such losses are in excess of the Deductible, subject to Sections 9.2(b)(i)(A), 9.2(b)(i)(B) and 9.2(b)(ii) and any other applicable limitations set forth herein; and

(ii) the cumulative indemnification obligation of Sellers under Section 9.2(a)(i) (other than indemnification obligations related to the Fundamental Representations and the representations and warranties set forth in Section 3.8(b) (Sufficiency and Condition of Assets)) shall in no event exceed $99,000,000 (the “Cap”).

(c) Notwithstanding anything set forth herein to the contrary, Sellers shall not have any indemnification obligation under this Agreement (other than under Section 9.2(a)(iv)) for an amount greater than the Purchase Price.

Section 9.3 Indemnification by Buyer.

Subject to the provisions of this Article IX and except with respect to indemnification for Taxes (which shall be governed exclusively by Article VI), effective at and after the Closing, Buyer shall indemnify, defend and hold harmless each Seller, its Affiliates and each of such Seller’s and such Affiliate’s respective officers, directors, agents, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from (a) any breach of any representation or warranty of Buyer contained in Article VI (in each case, without giving effect to any “Buyer Material Adverse Effect,” “materiality,” “Knowledge” or similar qualifications); (b) any breach of any covenant or agreement of Buyer contained in this Agreement; and (c) any Assumed Liability.

Section 9.4 Procedures.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party or Parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail, to the extent then known by the Indemnified Party, the facts and circumstances with respect to the subject matter of such claim or demand; provided that neither the failure to provide such notice nor any deficiency in such notice shall release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is actually materially prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such representation, warranty, covenant or agreement.

(b) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 9.2(a) or Section 9.3, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within thirty (30) Business Days of the receipt of notice of such Third Party Claim stating that the Indemnifying Party will assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party), to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party). Notwithstanding an election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate co-counsel and to participate in the defense as counsel of record, if applicable, in such action or proceeding (and the parties shall jointly control the defense), and the Indemnifying Party shall bear the reasonable and documented fees, costs and expenses of such separate counsel, but only if (i) there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim that would make representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate, (ii) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party or (iii) such Third Party Claim related to or otherwise arises in connection with any criminal or regulatory enforcement Action. In any other event not set forth in the previous sentence, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this Article IX and keep such Persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 9.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. Buyer or HD Supply, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall not be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim without the consent of any Indemnified Party unless (i) the Indemnified Party is given a full and complete release of any and all Liability by all relevant parties to such claim or demand, (ii) the damages payable under the settlement are limited only to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party and (iii) such Third Party Claim does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party. In the event that the Indemnified Party conducts the defense of a Third Party Claim pursuant to this Section 9.4(b) (whether as sole, lease or co-counsel), the Indemnifying Party will remain responsible for any and all Covered Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article IX.

Section 9.5 Exclusive Remedy and Release. Buyer and Sellers acknowledge and agree that, following the Closing, except in the case of willful misconduct and fraud, the indemnification provisions of Article VI, Section 9.2, Section 9.3 and the specific performance provisions of Section 10.6 shall be the sole and exclusive remedies of Sellers and Buyer, respectively, for any Covered Losses (including any Covered Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that any Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement and the other Transaction Documents.

Section 9.6 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, the amount of Covered Losses shall be net of (a) any third-party insurance or indemnity, contribution or similar proceeds that have been recovered (net of any costs incurred to recover such proceeds) by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek recovery under all insurance and indemnity, contribution or similar provisions covering such Covered Loss to the same extent as it would if such Covered Loss were not subject to indemnification hereunder, and (b) any net Tax benefit actually realized by an Indemnified Party or any Affiliate thereof with respect to the Covered Losses giving rise to such claim for indemnification. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party. In any case where an Indemnified Party recovers from a third party any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Agreement (other than, for the avoidance of doubt, any such case addressed by Sections 6.5(d) and 6.5(e)), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter, and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

Section 9.7 Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement (including this Article IX), no Party shall be liable to any other Party or its Affiliates for, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, and Covered Losses shall not include, any amounts for consequential, indirect, special or punitive damages, except to the extent such damages were reasonably foreseeable or were awarded against an Indemnified Party in connection with a Third Party Claim, or any damages based on multiples of earnings or revenues (other than, in the case of multiples of earnings or revenues, any damages resulting from a breach of Section 3.6).

ARTICLE X.

GENERAL PROVISIONS

Section 10.1 Entire Agreement. This Agreement, the other Transaction Documents, the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and Buyer Disclosure Schedules, constitute the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. No Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.

Section 10.2 Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by any Party (whether by operation of Law or otherwise) without the prior written consent of HD Supply (in the case of a proposed assignment or transfer by Buyer) or by Buyer (in the case of a proposed assignment or transfer by a Seller). Any attempted assignment in violation of this Section 10.2 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Notwithstanding the foregoing, (a) Buyer may (x) assign all or any portion of its rights under this Agreement, or delegate all or any portion of its obligations under this Agreement, in each case with reference to all or any portion of the Purchased Assets or the Assumed Liabilities or any of the Purchased Companies or their Subsidiaries, to any of its Affiliates without HD Supply’s consent and (y) grant a security interest and/or collateral assignment to its lenders of its rights and benefits arising under this Agreement; provided, that no such assignment or delegation or grant of a security interest will release Buyer from any of its Liabilities or obligations hereunder.

Section 10.3 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. By an instrument in writing, Buyer, on the one hand, or HD Supply, on the other hand, may waive compliance by any Seller or Buyer, as applicable, with any term or provision of this Agreement that such Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 10.4 No Third-Party Beneficiaries. Except for Section 9.2 and Section 9.3, which are intended to benefit, and to be enforceable by, the Parties specified therein, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 10.5 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile or email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number or email address as such Party shall designate by like notice):

(i) if to Buyer,

Anixter Inc.

c/o Anixter International Inc.

2301 Patriot Boulevard

Glenview, IL 60026

Facsimile:    (224) 521-8604

Attention:     Justin Choi

Email:     justin.choi@anixter.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, IL 60606

Facsimile:    (312) 407-8580

Attention:     Shilpi Gupta

Email:     shilpi.gupta@skadden.com

(ii) if to Sellers,

HD Supply, Inc.

3100 Cumberland Boulevard, Suite 1700

Atlanta, GA 30339

Facsimile:    (770) 852-9466

Attention:     General Counsel

Email:     Dan.McDevitt@hdsupply.com

                James.Brumsey@hdsupply.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, GA 30309

Facsimile:     (404) 572-5100

Attention:     Rahul Patel

Email:     rpatel@kslaw.com

Section 10.6 Specific Performance. The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 10.7 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto (a) submits to the exclusive personal jurisdiction of the state courts located in Wilmington, Delaware or the federal courts located in Wilmington, Delaware, in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the state courts located in Wilmington, Delaware or the federal courts located in Wilmington, Delaware; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than one of the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts, or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party hereto agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 10.5. Notwithstanding the foregoing in this Section 10.7, a Party may commence any Action in any court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts relating to any dispute (whether in contract, tort or otherwise) arising out of this Agreement or the Transactions or the other transactions contemplated hereby.

Section 10.8 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN

THIS SECTION 10.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 10.11 Expenses. Except as otherwise provided herein, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 10.12 Interpretation; Absence of Presumption. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Sellers and Buyer have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties thereto, and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 10.13 Waiver of Conflicts; Privilege.

(a) Each of the Parties acknowledges and agrees that each of King & Spalding LLP (“K&S”) and Stikeman Elliott LLP (“SE”) has acted as counsel to each of the Purchased Companies and Sellers in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby. Buyer hereby consents and agrees to, and agrees to cause the Purchased Companies to consent and agree to, each of K&S and SE representing Sellers and any of their Affiliates (collectively, the “Seller Parties”) after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Buyer and its Subsidiaries (including the Purchased Companies). In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Purchased Companies to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) each of K&S’s or SE’s, as the case may be, prior representation of the Purchased Companies or the Business and (ii) each of K&S’s or SE’s, as the case may be, representation of the Seller Parties prior to and after the Closing. Buyer represents that Buyer’s attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against K&S and SE, as the case may be, and Buyer’s consent with respect to this waiver is fully informed.

(b) Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Purchased Companies, that all pre-Closing communications subject to any attorney-client privilege, attorney work-product protection or other similar protection for the benefit of the Seller Parties, in any form or format whatsoever between or among K&S or SE (as the case may be), on one hand, and the Purchased Companies, the Business or any of their respective directors, officers, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Parties, shall be controlled by Sellers on behalf of the Seller Parties and shall not pass to or be claimed by Buyer or any Purchased Company. For the avoidance of doubt, any attorney-client privilege, attorney work-product protection or other similar protection in any form or format whatsoever between or among K&S or SE (as the case may be), on the one hand, and any Purchased Company, any Subsidiary of a Purchased Company, the Business or any of their respective directors, officers, employees or other representatives, on the other hand, that do not relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement shall belong to the Purchased Companies and their Subsidiaries and shall be controlled, and may be waived, only by the Purchased Companies and their Subsidiaries and shall not be controlled, waived, claimed or used by any Seller Party (other than a Purchased Company or a Subsidiary of a Purchased Company) following the Closing.

(c) Notwithstanding the foregoing, if a dispute arises between Buyer or a Purchased Company, on the one hand, and a third party other than any Seller, on the other hand, Buyer or such Purchased Company may assert the attorney-client privilege, attorney work-product protection or other similar protection for the benefit of the Seller Parties, Buyer or the Purchased Companies to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Buyer nor any Company may waive such privilege without the prior written consent of Sellers, such consent not to be unreasonably withheld or delayed. If Buyer or a Purchased Company is legally required by government order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications following the Closing, Buyer shall as soon as reasonably practicable notify Sellers in writing (including by making specific reference to this Section) so that Sellers can seek a protective order and Buyer agrees to use commercially reasonable efforts, at the Seller Parties’ expense, to assist therewith.

(d) To the extent that files or other materials maintained by K&S or SE that contain Privileged Deal Communications constitutes property of its clients, only the Seller Parties shall hold such property rights and K&S or SE, as the case may be, shall have no duty to reveal or disclose any Privileged Deal Communications contained in such files or other materials or any other Privileged Deal Communications by reason of any attorney-client relationship between K&S or SE (as the case may be), on the one hand, and the Purchased Companies, on the other hand.

(e) Buyer agrees that it will not, and that it will cause the Purchased Companies not to, use any Privileged Deal Communications against the Seller Parties in connection with any dispute between Sellers, on the one hand, and Buyer and the Purchased Companies, on the other hand, with respect to this Agreement or any of the transactions contemplated hereby.

(f) This Section 10.13 is for the benefit of K&S and SE, and each of K&S and SE is an intended third-party beneficiary of this Section 10.13. This Section 10.13 shall be irrevocable, and no term of this Section 10.13 may be amended, waived or modified, without the prior written consent of K&S and SE, as the case may be.

Section 10.14 Preparation of Agreement. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and this Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

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IN WITNESS WHEREOF, Sellers and Buyer have duly executed this Agreement as of the date first written above.

SELLERS:

HD SUPPLY, INC.

By:	/s/ William P. Stengel, II
Name:	William P. Stengel, II
Title:	Senior Vice president, Strategic Business Development and Investor Relations

HD SUPPLY HOLDINGS LLC

By:	/s/ William P. Stengel, II
Name:	William P. Stengel, II
Title:	Vice President

HD SUPPLY GP & MANAGEMENT, INC.

By:	/s/ William P. Stengel, II
Name:	William P. Stengel, II
Title:	Vice President

HD SUPPLY POWER SOLUTIONS GROUP, INC.

By:	/s/ William P. Stengel, II
Name:	William P. Stengel, II
Title:	Vice President

BRAFASCO HOLDINGS II, INC.

By:	/s/ William P. Stengel, II
Name:	William P. Stengel, II
Title:	Vice President

[Signature Page to Purchase Agreement]

BUYER:

ANIXTER INC.

By:	/s/ Ted A. Dosch
Name:	Ted A. Dosch
Title:	EVP FIN & CFO

[Signature Page to Purchase Agreement]